Exhibit 2.1

ASSET PURCHASE AGREEMENT

By and Among

Battle Bridge Acquisition Co, LLC,

Logiq, Inc.,

SECTION 2383 LLC,

TRAVIS PHIPPS,

and

ROBB BILLY

March 31, 2022

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

Exhibit	Description

A	Assignment and Assumption Agreement
B	Assignment of Seller Registered Intellectual Property Rights
C	Buyer Officer’s Certificate
D	Lock-up Agreements
E	Seller Officer’s Certificate
F	Seller Disclosure Schedule
G	Non-Competition Agreement

-iii-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into as of March 31, 2022, by and among Logiq, Inc., a Delaware corporation (“Parent”), Battle Bridge Acquisition Co, LLC (“Buyer”), Section 2383 LLC, a Wyoming limited liability company (“Seller”), Travis Phipps, an individual (“Phipps”) and Robb Billy (“Billy” and, together with Phipps, the “Founders”) and Travis Phipps, as Representative.

Recitals

A. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Acquired Assets (as defined below) in exchange for the Purchase Price (as defined below), a portion of which consists of capital stock of Parent, as consideration for such purchase (the foregoing transactions being referred to collectively herein as the “Acquisition” or the “Acquisition Transactions”).

B. Founders will receive substantial benefit from the Acquisition Transaction.

C.  Seller, Founders, Buyer and Parent desire to make certain representations, warranties, covenants and other agreements in connection with the Acquisition.

Now, Therefore, in consideration of the covenants, promises, and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1

DEFINITIONS

1.1 Capitalized Terms. The following capitalized terms shall have the meanings set forth below:

“Acquired Assets” shall have the meaning set forth in Section 2.1.

“Acquisition” or “Acquisition Transactions” shall have the meaning set forth in the recitals to this Agreement.

“Actions or Proceedings” shall have the meaning set forth in Section 6.9.

“Affiliate” shall have, with respect to a Person, the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act.

“Agreement” or “this Agreement” shall mean this Asset Purchase Agreement, dated as of March __, 2022, among Buyer and Seller (including all Exhibits and schedules hereto) and all amendments hereto in accordance with Section 10.1.

“Assigned Contracts” shall have the meaning set forth in Section 2.1(c)

“Assigned Permits” shall have the meaning set forth in Section 2.1(f).

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement to be executed by Buyer and Seller, in the form attached hereto as Exhibit A.

“Assignment of Seller Registered Intellectual Property Rights” shall mean the Assignment of Seller Registered Intellectual Property Rights to be executed by Buyer and Seller, in the form attached hereto as Exhibit B.

“Assumed Liabilities” shall have the meaning set forth in Section 2.4.

“Average Price” as of any date is the volume weighted average price (VWAP) of Parent Common Stock as reported by Bloomberg LP for the twenty (20) trading days immediately prior to such date.

“Books and Records” shall mean all books, records, papers, files, documents, or correspondence of any kind, whether in printed or electronic format, in the care, custody, or control of Seller that relate to the Acquired Assets and the Assumed Liabilities, including, without limitation, copies of all Contracts, purchasing and sales records, customer and vendor lists, accounting and financial records, invention disclosures, applications, registrations, certificates, grants, and all other files and records relating to Intellectual Property, and with respect to any of the foregoing, any related documentation and/or specifications.

“Business” shall mean the collective Battle Bridge business and Section 2383 business and their respective ad tech offerings, including advertising agency and related services, as currently conducted and as currently proposed to be conducted, including the design, development, creating, testing, and maintaining of Software and other Technology related thereto, the marketing and promotion of such services, business, and operations, and all goodwill associated with and related to the foregoing.

“Business Day” shall mean a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer Indemnitee” and “Buyer Indemnitees” shall have the meaning set forth in Section 7.2(b).

“Buyer Officer’s Certificate” shall mean the certificate in the form attached hereto as Exhibit C to be executed and delivered at the Closing by an officer of Buyer.

“Cash Consideration” shall have the meaning set forth in Section 2.5.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“COBRA” shall refer to Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any similar state or foreign statute.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Collateral Agreements” shall have the meaning set forth in Section 3.3(k).

“Commercial Software” shall mean any generally commercially available Software in executable code form (other than development tools and development environments) that is available for a cost of not more than U.S. $1,000 for a perpetual license for a single user or work station.

“Company Employee” shall have the meaning set forth in Section 4.13(c).

“Conflict” shall mean any event or circumstance that would constitute a conflict, breach, violation or default (with or without notice or lapse of time, or both) or give rise to a penalty, notification, obligation, right of termination, cancellation, modification or acceleration of any provision, obligation or loss of any benefit.

“Contaminants” shall have the meaning set forth in Section 4.11(u).

“Continuing Employee” shall mean each of (a) the Key Employees and (b) the other Employees who both (i) prior to the Closing have entered into an “at will” employment arrangement with Buyer or a subsidiary thereof to be effective as of the Closing Date pursuant to his or her execution and delivery of (A) an offer letter and (B) a proprietary information and inventions assignment agreement, each on Buyer’s form, and (ii) as of the Closing have not breached, terminated, rescinded or repudiated (formally or informally) any such arrangement or threatened to do any of the foregoing.

“Continuing Employee Employment Agreements” shall have the meaning set forth in Section 6.11.

“Contract” shall mean any written or oral contract, agreement, plan, arrangement, undertaking, commitment, warranty, representation, or understanding of any nature, including, without limitation, any license, sublicense, lease, sublease, commitment, sale and purchase order, invoice, franchise, note, warranty, benefit plan, bond, mortgage, indenture, or covenant.

“Contract Consent Payments” shall mean any fee, expense, charge, or other payment made or required to be made (i) by Seller or Buyer (whether before or after the Closing) to any third party as an inducement or consideration for the execution and delivery by such third party of any Contract Consent and Assignment and (ii) in connection with any license to Seller of Material Software where an assignment of Seller’s current license is not or cannot be made (whether before or within 30 days after the Closing), the amount of any license fee Buyer is required to pay in order to acquire a license comparable to the current license held by Seller to such Material Software, provided, however, that ongoing fees, royalties, or payments which a Seller would otherwise have been required to pay pursuant to the terms of Contracts in the absence of the Acquisition Transaction with such third parties shall not be a Contract Consent Payment.

“Contract Consents and Assignments” shall refer, with respect to any required consent, waiver, assignment, or approval set forth in Schedule 4.20 of the Seller Disclosure Schedule, to the written form thereto necessary to vest in Buyer all rights of Seller or its respective Subsidiaries under any Contract that is an Acquired Asset.

“Customer Information” shall have the meaning set forth in Section 4.10(e).

“Employee” shall mean any current or former or retired employee, advisor, consultant, contractor, manager or director of any of the Seller or any ERISA Affiliate who has provided services to any of the Seller.

“Employee Contract” shall mean each written or oral management, employment, severance, change of control, consulting, relocation, repatriation, expatriation, visa, work permit, collective bargaining or other agreement, contract or understanding between any of the Seller or any ERISA Affiliate and any Employee.

“Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, change of control pay, deferred compensation, performance awards, phantom equity, equity options, restricted equity or similar equity-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by any of the Seller or any ERISA Affiliate for the benefit of any Employee, or with respect to which Seller or any ERISA Affiliate has or may have any Employee Plan Liability or obligation.

“Employee Plan Liability” shall mean, with respect to any Employee Plan or Employee Contract or otherwise relating to an Employee and his or her service with Seller or any ERISA Affiliate, any and all claims, debts, Liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto, and including (without limitation) those debts, Liabilities and obligations arising under applicable Law, any Action or Proceeding, and any award of any arbitrator of any kind.

“Employee Termination Liability” shall mean any and all Liabilities for severance payments; termination payments; deferred compensation; forgiveness of Indebtedness; change of control payments; accrued vacation or paid time-off; accrued bonuses (including any retention or similar bonuses); employer paid Taxes (including, without limitation, any employer contribution required under FICA or any similar requirement for an employer contribution under any other Law or Employee Plan) and any “gross-up” for Taxes to which a Person may be entitled by Contract or which may otherwise be provided; any fees, expenses, contributions, payments, or other Employee Plan Liabilities resulting from accrual of benefits under any Employee Plan; or any other Liabilities to or for the benefit of any Employee, in the case of any of the foregoing to the extent that such Liability accrues or becomes payable as a result of this Agreement, the Acquisition, or upon any voluntary or involuntary termination of any such Employee.

“Employment Agreements” shall have the meaning set forth in Section 6.11.

“Environmental Laws” shall mean any applicable Law or Governmental Order, in either case relating to (i) the protection, investigation, or restoration of the environment, health and safety, or natural resources; (ii) the manufacture, formulation, processing, treatment, storage, containment, labeling, transportation, distribution, recycling, reuse, removal, remediation, abatement, clean-up, handling, use, presence, disposal, release, or threatened release of any Hazardous Material; or (iii) noise, odor, wetlands, pollution, contamination or injury or threat of injury to Persons or property, as in effect on or prior to the Closing Date.

“Equity Security” means, in respect of any Person: (a) any capital stock or similar security; (b) any security convertible into or exchangeable for any security described in clause (a); (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clause (a), (b), or (c); and (d) any “equity security” within the meaning of the Exchange Act.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each Subsidiary of Seller and any other person or entity under common control or that, together with a Seller or any Subsidiary of a Seller, could be deemed a “single employer” with Seller or any of its Subsidiaries within the meaning of Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

“Excess Loss” shall have the meaning set forth in Section 7.2(c).

“Exchange Act” shall mean the United States Securities and Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.3.

“FICA” shall refer to the Federal Insurance Contributions Act.

“Fundamental Matters” shall have the meaning set forth in Section 7.1.

“FUTA” shall mean the Federal Unemployment Tax Act.

“GAAP” shall mean United States generally accepted accounting principles and practices in effect from time to time and applied consistently throughout the periods involved.

“Government Permit” shall mean any franchise, permit, license, agreement, waiver, or authorization held or used in the conduct of a Person’s business and obtained from a Governmental Entity.

“Governmental Entity” shall mean any court, tribunal, judicial or arbitral body, administrative agency, or commission or any similar federal, state, county, local, municipal, or foreign or supranational governmental authority, instrumentality, agency, or commission.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination, ruling or award entered by or with any Governmental Entity.

“Hazardous Material” shall mean any hazardous substance, the use, transportation, or disposition of which is regulated by Law or by any Governmental Entity, including, without limitation, any petroleum product or by-product, material containing asbestos, lead, or polychlorinated biphenyls, radioactive material, or radon.

“In-Licenses” shall have the meaning set forth in Section 4.11(i).

“Indebtedness” shall mean, with respect to any Person, all Liabilities, indebtedness, or obligations of any kind or nature, contingent or otherwise, related to (i) indebtedness for borrowed money or for the deferred purchase price of property or services; (ii) any other indebtedness that is evidenced by a note, bond, debenture, letter of credit or similar instrument or facility; (iii) obligations under financing and operating leases or capital leases; (iv) all conditional sale obligations and all obligations under any title retention agreement; (v) all obligations under any currency, interest rate or other hedge agreement or any other hedging arrangement; (vi) all indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and Contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (vii) all accrued interest, prepayment premiums, penalties and other amounts related to any of the foregoing.

“Indemnification Cap” shall mean $3,250,000.

“Indemnification Holdback Shares” shall mean $500,000 worth of Parent Common Stock priced on the Average Price immediately prior to the Closing.

“Indemnification Holdback Period” shall mean the period beginning as of the Closing Date and ending on the first Business Day on or after the twelve (12) month anniversary of the Closing Date.

“Indemnifying Party” and “Indemnifying Parties” shall have the meaning set forth in Section 7.2(b).

“Intellectual Property” shall mean, collectively, Technology and Intellectual Property Rights.

“Intellectual Property Rights” shall mean the rights associated with or arising under any of the following anywhere in the world: (i) all United States and foreign patents and applications therefor, including provisional applications, and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof and equivalent or similar rights anywhere in the world in inventions and discoveries (“Patents”); (ii) all rights (other than Patents) in inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefor, “moral” rights, and all other corresponding rights in works of authorship, however denominated and all other rights corresponding thereto throughout the world (“Copyrights”), (iv) other rights with respect to Software; (v) all trademarks, trade names, trade dress rights, and service marks, whether registered or unregistered throughout the world (“Trademarks”), (vi) all domain names, sub-domain names and variations thereof, and domain name registrations (“Domain Names”), and (vii) analogous rights to those set forth above.

“IRS” shall mean the United States Internal Revenue Service.

“Key Employee” means the Employees listed on Schedule 8.3(e).

“Key Employee Employment Agreements” shall have the meaning set forth in the Recitals.

“Knowledge” shall mean, with respect to an individual, such individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual should have known such fact or other matter after due inquiry. Seller shall be deemed to have “Knowledge” of a particular fact or other matter if the Founders or any officer, manager or director of Seller or any Subsidiary has knowledge of such fact or other matter.

“Law” shall mean any national, federal, state, municipal, local, foreign, supranational, or other statute, law, ordinance, rule, constitution, principal of common law, resolution, code, Governmental Order, or other requirement or rule of law.

“Liability” shall mean any and all debts, liabilities, obligations, and Indebtedness (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due and whether or not required to be presented on a balance sheet prepared in accordance with GAAP), including without limitation those arising under any Law, Actions or Proceedings, or Governmental Order, those arising under any Contract, and any off-balance sheet liabilities.

“Lien” shall mean any mortgage, pledge, lien, security interest, charge, claim, equity, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, preferential arrangement, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom, including, without limitation, any restriction on the use, voting, transfer, receipt of income, or other exercise of any attributes of ownership.

“Lock-up Agreements” shall mean the lock-up and leak-out agreements, in each case substantially in the form attached hereto as Exhibit D.

“Loss” and “Losses” shall mean any claim, loss, Liability, damages of any kind or nature, diminution in value, deficiency, cost (including costs of investigation, enforcement and defense), injury, lost opportunity, demand, settlement, judgment, award, fine, penalty, Tax, interest, fee (including reasonable attorneys’, accountants’ and consultants’ fees), cost, charge and expense of any nature.

“Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or could reasonably be expected to be or to become, materially adverse to: (a) the business, financial condition, assets (including Acquired Assets), prospects, capitalization, Intellectual Property, Liabilities (including Assumed Liabilities), operations, results of operations, or financial performance of any of the Seller or their Subsidiaries; or (b) the ability of any of the Seller to perform any of its covenants or obligations under this Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement; except for any such Effect solely to the extent it results from (i) the outbreak or escalation of war, hostilities or terrorist activities or the occurrence of any natural disasters, either in the United States or abroad; (ii) changes in any applicable Law or GAAP or other accounting standards; and (iii) general economic, regulatory or political conditions; provided, further, in the case of each of clauses (i), (ii) and (iii), that such Effects do not have a disproportionate effect on the Business, taken as a whole, relative to other companies in the Business’ industry.

“Material Contracts” shall have the meaning set forth in Section 4.8.

“Material Software” shall mean all Software that is material to the Business or operations of the Seller or their Subsidiaries.

“Non-Paying Party” shall have the meaning set forth in Section 6.10(b).

“Objection Notice” shall have the meaning set forth in Section 7.6.

“Officer’s Certificate” shall have the meaning set forth in Section 7.5(a).

“Open Source Software” shall have the meaning set forth in Section 4.11(q).

“Ordinary Course of Business” shall mean the usual, regular and ordinary course of business of the Company, as presently conducted consistent with past practice.

“Paying Party” shall have the meaning set forth in Section 6.10(b).

“Parent Common Stock” shall mean shares of restricted Common Stock of Parent.

“Permitted Encumbrances” shall mean mechanics, materialmens’ and similar Liens, in each case arising in the Ordinary Course of Business and securing amounts not yet due and payable but properly accrued and identified in the Reference Balance Sheet.

“Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, Governmental Entity or other entity, as well as any syndicate or group of any of the foregoing that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

“Personally Identifiable Information” shall have the meaning set forth in Section 4.9(a).

“Power of Attorney” shall have the meaning set forth in Section 6.9.

“PTO” shall mean the United States Patent and Trademark Office.

“Purchase Price” shall have the meaning set forth in Section 2.5.

“Reference Balance Sheet” and “Reference Balance Sheet Date” shall have the meanings set forth in Section 4.5(a).

“Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) Patents and Patent applications (including provisional applications); (ii) registered Trademarks and applications for Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) registered Copyrights and applications for Copyrights; (iv) Domain Name registrations; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity.

“Required Member Approvals” shall have the meaning set forth in Section 4.2(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Charter Documents” shall mean with respect to Seller, Seller’s Certificate of Formation and Limited Liability Company Agreement (or similar governing documents), including any amendments thereto, as in effect on the date of this Agreement.

“Seller Disclosure Schedule” shall have the meaning set forth in the preamble to Article 4.

“Seller Documents” shall have the meaning set forth in Section 4.2(a).

“Seller Financial Statements” shall have the meaning set forth in Section 4.5(a).

“Seller Non-Competition Agreement” shall mean the Non-Competition Agreement to be executed by Buyer and each Founder and any other Stock Consideration Recipient, in the form attached hereto as Exhibit G.

“Seller Officer’s Certificate” shall mean the certificate in the form attached hereto as Exhibit E to be executed and delivered at the Closing by the Seller.

“Seller Owned Intellectual Property” shall mean all Seller Owned Intellectual Property Rights and all Technology owned (whether exclusively or jointly with third parties) by Seller and any of its Subsidiaries.

“Seller Owned Intellectual Property Rights” shall mean all Intellectual Property Rights that are owned (whether exclusively or jointly with third parties) or purported to be owned by Seller and any of its Subsidiaries.

“Seller Products” shall mean all products, Software and services developed (including products, Software and services under development), made, owned, marketed, distributed, sold, imported for resale or licensed out by or on behalf of Seller and any of its Subsidiaries since its inception.

“Seller Registered Intellectual Property Rights” shall have the meaning set forth in Section 4.11(b).

“Seller Services” shall have the meaning set forth in Section 4.9(a).

“Seller Shares” shall have the meaning set forth in Section 4.4(a).

“Seller Sites” shall have the meaning set forth in Section 4.9(a).

“Seller Source Code” shall mean, collectively, Source Code, any material portion or aspect of Source Code, or any proprietary information or algorithm contained in or relating to any Source Code, of Seller Owned Intellectual Property or Seller Product.

“Software” shall mean any and all computer programs, software, documentation and code, including assemblers, applets, data, databases (including bug tracking databases), compilers, application programming interfaces (APIs), algorithms, Source Code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed.

“Source Code” shall mean Software, in form other than non-human readable object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Stock Consideration” shall have the meaning set forth in Section 2.5.

“Straddle Period Tax” shall have the meaning set forth in Section 6.10(b).

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership or other entity, whether incorporated or unincorporated, (i) of which such Person or one or more of its Subsidiaries owns or controls, directly or indirectly, outstanding shares of equity interests representing (A) 50% or more of the voting power of all outstanding equity interests of such entity, (B) the right to receive 50% or more of the dividends or income distributed to the holders of outstanding equity interests of such entity or (C) the right to receive 50% or more of the net assets of such entity available for distribution to the holders of outstanding equity interests upon a liquidation or dissolution of such entity, (ii) of which such Person or any other Subsidiary of such Person is a general partner (or otherwise serves in a capacity of comparable authority) or (iii) of which such Person has power to appoint a majority of the members of the governing body or over which such Person otherwise has control or approval rights.

“Survival Termination Date” shall have the meaning set forth in Section 7.1.

“Tax” or “Taxes” shall mean (i) any and all U.S. federal, state, local or Non-U.S. taxes (including estimated taxes), assessments, and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, escheat, unclaimed property, and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being (or having been) a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this definition as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity or otherwise by operation of Law.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” shall mean any or all of the following and any tangible embodiments thereof: (i) works of authorship, including Software, whether in Source Code or in executable code form, architecture and documentation, (ii) inventions (whether or not patentable), discoveries and improvements, (iii) proprietary and confidential information, Trade Secrets and know how, (iv) databases, data compilations and collections and technical data, (v) Trademarks, (vi) Domain Names, web addresses and sites, (vii) methods and processes, (viii) devices, prototypes, designs and schematics, and (ix) any other forms of technology.

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“Third-Party Claim” shall have the meaning set forth in Section 7.3.

“Transfer Taxes” shall have the meaning set forth in Section 3.5.

“WARN” shall have the meaning set forth in Section 4.19(b).

1.2 Construction.

(a) For purposes of this Agreement, whenever the context requires, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) Each of the parties hereto has participated actively in the negotiation and drafting of this Agreement and each party has been at all times during such negotiation or had the opportunity to be represented by counsel. Each party therefore waives the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(c) As used in this Agreement, the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d) The words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) Except as otherwise indicated, all references in this Agreement to “Articles,” “Schedules,” “Sections” and “Exhibits” are intended to refer to Articles, Schedules, Sections and Exhibits to this Agreement.

(f) All references in this Agreement to “dollars” or “$” shall refer to the lawful currency of the United States.

(g) The table of contents and headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

Article 2

SALE AND PURCHASE OF ASSETS

2.1 Purchase and Sale of Assets. On the Closing Date and subject to the terms and conditions set forth in this Agreement, Seller will sell, assign, transfer, deliver and convey to Buyer free and clear of all Liens, and Buyer will purchase and receive from Seller, all of Seller’s right, title, and interest in and to all of the assets, rights and properties of every kind and nature, whether real, personal or mixed, tangible or intangible, including goodwill, wherever located and whether now existing or hereafter acquired, which relate to, or are used or held for use in connection with, the Business including the following, but excluding the Excluded Assets (collectively, the “Acquired Assets”):

(a) all Seller Owned Intellectual Property;

(b) all rights of Seller or its Subsidiaries under Contracts with existing customers in connection with the Business, including without limitation, all rights of Seller under the Contracts set forth on Schedule 2.1(b) (collectively, the “Assigned Contracts”);

(c) all Seller Products;

(d) all Books and Records (except as set forth in Section 2.2(a) and Section 2.2(k));

(e) all data, documents, papers, materials, databases and records (in paper or electronic format) related to the Business, including past, present, and prospective client, customer, supplier, registered users and advertiser lists and records, related telephone numbers, email addresses, order histories and other contact information, referral sources, copies of any documents constituting or relating to the Assigned Contracts, graphics, artwork, technical specifications, financial and accounting records, creative materials, public relations and advertising materials, sales literature and data, photographs, promotional materials, studies, reports, correspondence and other similar data, and any and all Intellectual Property Rights pertaining to the foregoing, excluding the credit card information of any past, present or prospective client or customer of Seller;

(f) all Government Permits held or used by Seller in connection with, or required for, the operation of the Business (the “Assigned Permits”);

(g) all of the intangible rights and property of Seller, including: the Battle Bridge name as a going concern value, all goodwill associated with any Acquired Asset or the Business (including all goodwill associated with any Trademarks that transferred as part of the Acquired Assets), attorney-client privilege rights, telephone and telecopy numbers, directory listings, Domain Names and e-mail addresses, and the rights to seek past and future damages with respect to all such intangible rights and property;

(h) all claims, causes of action, choses in action, defenses, deposits, prepayments, refunds (other than Tax refunds relating to any Taxes that are Excluded Liabilities), rights of recovery, rights of set-off, and rights of recoupment, of any kind or character (whether choate or inchoate, known or unknown, contingent or non-contingent) which: (i) arise under the Assigned-In License Contracts or the Assigned Contracts, (ii) which arise with respect to past and future violation, misappropriation or infringement of Seller Owned Intellectual Property Rights and rights to damages and other remedies for past and future violation, misappropriation or infringement of Seller Owned Intellectual Property Rights, or (iii) otherwise relate to any of the Acquired Assets or Assumed Liabilities;

(i) all rights to use Personally Identifiable Information and Customer Information in the possession, custody or control of Seller, including all copies in Seller’s possession, custody or control of all such Personally Identifiable Information and Customer Information;

(j) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to the Acquired Assets; and

(k) any attorney-client privilege owned by Seller and any of its Subsidiaries that relates to the Acquired Assets listed above in this Section 2.1;

(l) all accounts or notes receivable held by Seller and any security, claim, remedy or other right related to any of the foregoing; and

(m) all of Seller’s rights in any Facebook and any AdWords accounts, Google G-Suite Accounts, Facebook Manager Accounts, Facebook/IG Accounts, and 800 number.

2.2 Excluded Assets. The Acquired Assets shall not include any of the following (collectively, the “Excluded Assets”):

(a) the Seller Charter Documents, qualifications to transact business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a limited liability company;

(b) all cash and cash equivalents;

(c) all owned or leased real property;

(d) all computers and other tangible personal property;

(e) all equity interests, options and other securities of or held by Seller, including any such equity interests, option or other securities in any Subsidiary of Seller;

(f) all employee personnel files;

(g) Seller’s insurance policies;

(h) pension, profit sharing, or retirement plans and trusts and the assets thereof;

(i) the rights of Seller under this Agreement and the Collateral Agreements;

(j) all Books and Records of Seller that relate to income Taxes or Excluded Assets; provided, however, Seller agrees that it will provide Buyer with copies of, or reasonable access to, such Books and Records to the extent that any such Books and Records relate to any Acquired Asset or any Assumed Liability or are otherwise reasonably requested by Buyer; and

(k) any Contracts with any of Seller’s suppliers.

2.3 Liabilities Not Assumed. Other than the Assumed Liabilities (as defined in Section 2.4 below), Buyer shall not assume by virtue of this Agreement, and shall have no liability or obligation for, any Liability of Seller (the “Excluded Liabilities”), including (without limitation) those listed below, and Seller shall, as the case may require, retain and pay, satisfy, discharge, and perform all such Liabilities of Seller other than the Assumed Liabilities, including (without limitation) the following Excluded Liabilities:

(a) Any Liability for Taxes relating to the Acquired Assets attributable to any taxable period or portion thereof ending on or prior to the Closing Date, any other Liability for Taxes of Seller for any taxable period or portion thereof, any Liability for Transfer Taxes that are the responsibility of Seller pursuant to Section 3.5 hereof, and Taxes allocated to Seller pursuant to Section 6.10(b) hereof;

(b) Any Liability to indemnify any Person by reason of the fact that such Person was a director, manager, officer, employee, stockholder, consultant, or agent of Seller, or that such Person was serving at the request of Seller, as a partner, trustee, director, manager, officer, employee, stockholder, consultant, or agent of another entity;

(c) Any Liability as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time caused by any action that occurred or condition that existed on or prior to the Closing Date and in respect of anything done, suffered to be done, or omitted to be done by Seller, or any of its directors, managers, officers, employees, stockholders, consultants, or agents;

(d) Any Liability pertaining to Seller or its business and arising out of or resulting from noncompliance with any Laws, whether legislatively, judicially or administratively promulgated (including, without limitation, any Liability arising out of or resulting from noncompliance with Environmental Laws by Seller);

(e) Any Liability of Seller under any Assigned In-License Contract for any acts or events occurring on or prior to the Closing or any breaches or defaults existing under such Contracts as of the Closing (including without limitation, any such Liability arising under any Contract for Intellectual Property) and any such Liability arising out of or related to services to be performed by Seller or any of its contractual partners prior to the Closing;

(f) Any Liability under any Contract that is not an Assigned In-License Contract or Additional Assumed Contract, including but not limited to any Liability for express or implied representations, warranties, guarantees or other service commitments under any Contract that is not an Assigned In-License Contract or Additional Assumed Contract;

(g) Any Liability of Seller for any violation, misappropriation, or infringement (whether contributory, by inducement, willful, or otherwise) of any Intellectual Property Right of any third party;

(h) Any Liability relating to any expenses incurred by Seller and its Affiliates in connection with this Agreement and the transactions contemplated hereby;

(i) Any Liability of Seller with respect to any insurance policies;

(j) Any Liability of Seller with respect to any of the current or former Employees of Seller, including, but not limited to, any Liability related to payroll, wages and hours, salaries, bonuses, compensation, commissions, benefits, retention pay or arrangements, severance pay or similar benefits, pension benefits, employee classification, terms and conditions of employment, sick leave, vacation pay, paid time off or similar benefits, WARN, discrimination, harassment, termination, or any other employment-related Liability;

(k) Any Liability of any Affiliate, stockholder, holder of any security, creditor or investor of Seller of any kind or nature;

(l) Any Liability relating to any Excluded Asset;

(m) Any Employee Plan Liability; and

(n) Any Employee Termination Liability and any other Liability of Seller to any Employee.

2.4 Assumed Liabilities. As of the Closing, Buyer hereby agrees to assume all Liabilities in respect of, arising out of or in connection with the Assigned Contracts, but only to the extent that such Liabilities arise solely from activities or events that occur after the Closing Date and specifically excludes any Liabilities covered by Section 2.3(e) (the “Assumed Liabilities”).

2.5 Purchase Price. The aggregate purchase price for the Acquired Assets shall be $250,000 in cash (the “Cash Consideration”) and $3,000,000 in shares of Parent Common Stock priced on the Average Price immediately prior to the Closing (the “Stock Consideration” and, collectively with the Cash Consideration, the “Purchase Price”), plus the assumption of the Assumed Liabilities. $50,000 of the Cash Consideration shall be paid by wire transfer of immediately available funds in the amounts and to the accounts designated in writing by Representative to Buyer on the Closing Date, and the remaining portion of the Cash Consideration shall be paid by wire transfer of immediately available funds in the amounts and to the accounts designated in writing by Representative to Buyer on or prior to the date that is thirty (30) days following the Closing Date. The Stock Consideration minus the Indemnification Holdback Shares will be issued to the Seller or the Founders as designated in writing by Representative to Buyer on the Closing Date (the “Stock Consideration Recipients”), and will bear the restrictive legends and stop transfer instructions as set forth in the Lock-up Agreements.

2.6 Indemnification Holdback Shares. The Indemnification Holdback Shares shall be retained by Buyer at the Closing and held as partial security to satisfy claims made by the Buyer pursuant to Article 7, and distributed in accordance with the terms of this Agreement.

2.7 Stock Consideration Matters.

(a) Rule 144. The Parent Common Stock issued to the Stock Consideration Recipients pursuant to this Agreement, including the Indemnification Holdback Shares, will be deemed to have been acquired by such Person at the Closing as provided in Rule 144(d)(3)(iii) under the Securities Act, thus starting the applicable Rule 144 holding period. The Parent Common Stock issued pursuant to this Agreement will be deemed restricted shares as defined in Rule 144(a)(3) of the Securities Act and will be subject to certain resale restrictions, including a six-month holding period from the Closing as well as additional lock-up and leak-out restrictions (as discussed below). At such time as the restrictions are no longer applicable, provided the Buyer meets the requirements of Rule 144(i)(2), the holders thereof may request the Rule 144 restrictions be removed, and Buyer agrees to take such action reasonably requested by the holders thereof to authorize the removal of any restricted legends and/or other restrictions on the Parent Common Stock, including, if required, an opinion of the Buyer’s counsel, the costs of such opinion will be borne by Buyer.

(b) Lock-up Agreements. The Stock Consideration Recipients shall not transfer any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Parent Common Stock (whether such shares of Parent Common Stock or any such securities are held by Seller as of the date of this Agreement or are thereafter acquired) except as provided in the Lock-up Agreements.

2.8 Delivery of Acquired Assets. At the Closing, Seller and its respective Subsidiaries shall, at Seller’s sole cost, in the manner and form, and to the locations, reasonably specified by Buyer, deliver to Buyer or other Person designated by Buyer (i) all of the Acquired Assets and (ii) in the case of the Seller-Owned Intellectual Property Rights or other intangible assets, deliver such instruments as are necessary or desirable to document and to transfer title to such assets from Seller or its respective Subsidiaries to Buyer in accordance with Section 6.8 below. Without limiting the foregoing, Seller and its respective Subsidiaries shall at the Closing, (a) deliver to Buyer solely by electronic transmission in a manner specified by Buyer, all Acquired Assets that are in (or are susceptible to being in) electronic form, including source code, object code, source documentation and all other related materials for Acquired Assets, (b) deliver to Buyer all Acquired Assets that are not in (or are not susceptible to being in) electronic form to Buyer at 85 Broad Street, Suite 16-979, New York, NY 10004, and (c) execute and deliver to the Buyer such documents and take such actions as reasonably requested by the Buyer to register, evidence and perfect Buyer’s ownership and control of the Domain Names constituting Seller Owned Intellectual Property. The control of the Domain Names constituting Seller Owned Intellectual Property shall be considered transferred when they have been transferred to the Buyer’s designated registrar and when the Buyer has sole control of those domain names and is the sole party with access to the account holding those domain names, and the passwords to the accounts holding those domain names, such that the Buyer is in sole control of the information.

2.9 Licensing Arrangements.

(a) License to Acquired Assets. Effective as of the Closing, without limiting the obligation of Seller to assign all of its right, title, and interest in and to its Intellectual Property Rights to Buyer and without limiting any of its representations, warranties, or other obligations under this Agreement, if and to the extent that any Intellectual Property Right of a Seller or its Subsidiaries are not fully and effectively assigned to Buyer as of the Closing, Seller (and any Subsidiary of Seller) agrees to grant, and does hereby grant, to Buyer and its Subsidiaries, to and under any such Intellectual Property Right (including any such Intellectual Property Right licensed to Seller or any of its Subsidiaries by a third party), a royalty-free, fully-paid, world-wide, perpetual, irrevocable, non-terminable, transferable, exclusive (including as to Seller and its Subsidiaries) right and license, with the right to grant and authorize sublicenses, to fully exercise, use and exploit the Acquired Assets in any manner and without limitation, including the right and license under Copyrights to copy, create derivative works from, distribute, publicly perform and display and transmit, under Trade Secrets to use and disclose and under Patents to make, have made, use, sell, offer for sale and import. If Seller does not have the right to grant a license under any Intellectual Property Right of the full scope set forth above, then the license granted under such Intellectual Property Right shall be of the broadest scope that Seller (or any Subsidiary of Seller) has the right to grant. Seller (and its Subsidiaries) hereby waives any and all moral rights, including any right to identification of authorship or limitation on subsequent modification, that Seller (or its Subsidiaries or its employees, agents or consultants) has or may have as to Seller Owned Intellectual Property.

(b) Bankruptcy. The license granted pursuant to this Section 2.9 is, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, a license of rights to “Intellectual Property” as defined under the Bankruptcy Code. Notwithstanding any provision contained herein to the contrary, if a Seller, following consummation of the transactions contemplated by this Agreement, is under any proceeding under the Bankruptcy Code and the trustee in bankruptcy of Seller, as a debtor in possession, rightfully elects to reject the licenses granted to Buyer under this Agreement, Buyer may, pursuant to 11 U.S.C. Section 365(n) retain any and all of Buyer’s rights under such licenses, to the maximum extent permitted by Law.

2.10 Third-Party Consents. Anything in this Agreement to the contrary notwithstanding, in the event that: (a) an assignment or purported assignment to Buyer of any Contract, or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of other parties thereto, would constitute a breach thereof or would not result in Buyer receiving all of the rights of a Seller thereunder, and (a) such consent shall not have been obtained prior to the Closing, then (i) Seller shall hold any and all such Contracts in trust for Buyer; and (ii) Seller shall authorize Buyer to perform all covenants, obligations and responsibilities of Seller under such Contracts and (iii) all benefits and rights under such Contracts shall be for Buyer’s account. In those circumstances, if requested by Buyer, Seller will use commercially reasonable efforts to obtain any such consent promptly after the Closing. If such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement to provide Buyer with the full claims, rights and benefits under any such Contract, including granting Buyer sublicenses and passing through to Buyer the right to use services and Technology provided by third Persons, and including enforcement at the cost and for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise, and any amount received by Seller in respect thereof shall be held for and promptly paid over to Buyer.

2.11 Withholding. Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local, or Non-U.S. Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that such amounts are not so deducted and withheld, such Person shall indemnify Buyer or the applicable withholding agent for any amounts imposed by a Governmental Entity, together with any related Losses. Buyer shall be provided with a validly executed Internal Revenue Service Form W-9 or the appropriate series of Internal Revenue Service Form W-8 (and all required attachments) from each such Person.

Article 3

CLOSING AND CLOSING DELIVERIES

3.1 Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the transactions contemplated by this Agreement and the Collateral Agreements (the “Closing”) will take place on a Business Day as promptly as practicable following the satisfaction or, if expressly permitted hereunder, waiver of the conditions set forth in Article 8 (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or, if expressly permitted hereunder, waiver of such conditions) and shall take place remotely via the electronic exchange of documents unless another time or method is mutually agreed upon in writing by Buyer and Seller. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date”.

3.2 Buyer Deliveries. As consideration for the sale of the Acquired Assets, Buyer shall deliver the following at the Closing against delivery by Seller of the items and documents described in Section 3.3:

(a) duly executed copy of the Assignment and Assumption Agreement;

(b) duly executed Assignment of Seller Registered Intellectual Property Rights;

(c) duly executed Seller Non-Competition Agreement;

(d) duly executed copy of the Buyer Officer’s Certificate; and

3.3 Seller Deliveries. Seller shall, at its sole cost and expense, deliver the following to Buyer at the Closing against delivery by Buyer of the items and documents described in Section 3.2:

(a) all Books and Records and other documents contemplated pursuant to Section 2.1(d) above and except as permitted by Section 2.2(a) and Section 2.2(l);

(b) duly executed copies of the Assignment and Assumption Agreement;

(c) duly executed Assignment of Seller Registered Intellectual Property Rights;

(d) duly executed Seller Non-Competition Agreement by each Founder and Stock Consideration Recipient;

(e) duly executed Lock-Up Agreement by each Stock Consideration Recipient;

(f) duly executed Seller Officer’s Certificate;

(g) copies of all necessary resolutions of the managers and members of Seller, certified by the manager of Seller, as to the authorization of this Agreement and the transactions contemplated hereby;

(h) certificates of good standing, dated not more than three (3) Business Days prior to the Closing Date, from the Secretary of State (or equivalent regulatory authority) of Wyoming;

(i) duly executed Contract Consents and Assignments and any other consents required to assign to Buyer all rights of Seller under the Assigned Contracts;

(j) all Personally Identifiable Information and Customer Information contemplated pursuant to Section 2.1(i) above;

(k) evidence of the release of any and all Liens affecting any of the Acquired Assets (including, without limitation, evidence of the filing of all UCC Termination Statements), other than Permitted Encumbrances;

(l) agreements terminating or amending the agreements identified on Schedule 3.3(l) in form reasonably acceptable to Buyer;

(m) an agreement terminating agreements in place with Raybar Pvt Ltd and Seller in the form reasonable acceptable to Buyer; and

(n) such other instruments, documents, or certifications as Buyer may reasonably request to document and transfer title to any Acquired Assets to Buyer in accordance with this Agreement or to permit Buyer properly to identify and account for each Assumed Liability (the instruments referred to in Sections 3.3(a) through (m), together with the Employment Agreements are referred to herein as the “Collateral Agreements”).

3.4 Post-Closing Deliveries. To the extent that Buyer cannot be granted possession by a Seller of any Acquired Assets at the Closing or to the extent a Seller comes into possession of any Acquired Asset after the Closing, such Acquired Assets shall be held by Seller in trust for and on behalf of Buyer, and Seller shall bear all risk of loss thereof. Seller shall promptly notify Buyer in writing at such time as it is able to deliver possession of such Acquired Asset to Buyer, and shall thereafter, at Seller’s sole cost and expense, promptly deliver such Acquired Asset to a location reasonably specified by Buyer; provided, however, that, in connection with any instruments received by Seller that represent payment for any Acquired Assets, Seller shall deliver such instruments to Buyer endorsed with Seller’s endorsement not later than two Business days after receipt thereof by Seller, together with a notice setting forth the source, nature, and circumstances of Buyer’s receipt of such instrument. The parties agree that with respect to any such instrument, Seller is transferring such instrument to Buyer as an accommodation under this Agreement and Seller’s delivery of such instrument shall not constitute a guarantee from Seller of the validity or collectability of such instrument.

3.5 Sales, Transfer, and Use Taxes. Seller and Founders shall on a joint and several basis bear and pay any sales, use, transfer or similar Taxes arising out of the sale and assignment of the Acquired Assets to Buyer (the “Transfer Taxes”). Seller and Founders shall on a joint and several basis promptly reimburse Buyer for any Transfer Taxes so payable by Buyer upon receipt of notice that such Transfer Taxes are payable. To the extent permitted by Law, Buyer and Seller shall cooperate fully with each other in minimizing such Transfer Taxes, including without limitation, through the electronic transfer of software and other assets where reasonably possible.

3.6 Further Assurances. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right and title to and possession of any Acquired Asset, free and clear of all Liens, the members, officers and managers of the Seller, as the case may require, or any successor to the assets and liabilities of the Seller shall be fully authorized to take in the name of Seller, and will take, all such lawful and necessary and/or desirable actions (including obtaining any required consents or approvals).

Article 4

REPRESENTATIONS AND WARRANTIES OF SELLER AND FOUNDER

Subject to such exceptions as are disclosed in the specific section, subsection or sub-clause of the disclosure schedule delivered by the Company to Buyer on the date hereof prior to the execution and delivery hereof as Exhibit F (the “Seller Disclosure Schedule”) that corresponds to the specific section, subsection or sub-clause of each representation and warranty set forth in this Article 4 (provided, however, that any information set forth in a section, subsection or sub-clause of the Seller Disclosure Schedule are deemed to be disclosed for purposes of, and qualify, the corresponding section, subsection or sub-clause of this Agreement and any other section, subsection or sub-clause of this Agreement, where it is reasonably apparent on the face of such disclosure that such information applies to such other Section or subsection), Seller and Founders, severally and jointly, hereby represent and warrant to Buyer as follows:

4.1 Organization.

(a) Seller and its respective Subsidiaries (i) is a limited liability company duly organized, validly existing, and in good standing under (in the jurisdictions that recognize the concept of good standing) the Laws of the jurisdiction of its formation (ii) has the power and authority to own, lease, and operate its assets and properties and to carry on its business as now being conducted, and (iii) is duly qualified, licensed or registered to do business and is in good standing in each of the jurisdictions where the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or registration required (except where such failure to be so qualified, licensed or registered would not reasonably be expected to result in a Material Adverse Effect). Seller has provided to Buyer a true and correct copy of its Seller Charter Documents, each as amended to date. No resolution of the managers or the members of Seller to amend any provision of the Seller Charter Documents has been approved or is pending.

(b) All the issued and outstanding shares of equity interests in each Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly by the Seller free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such equity interests. Except for the Equity Securities in its Subsidiaries, Seller does not own or control, directly or indirectly, any other voting securities or equity interests in any corporation, partnership, joint venture, association or other entity. No Acquired Asset, no right to any Acquired Asset and nothing that if held by Seller directly and not through a Subsidiary of Seller would be considered an Acquired Asset, is held by any Subsidiary of Seller.

4.2 Authority.

(a) Seller has all requisite limited liability power and authority to execute and deliver this Agreement, the Collateral Agreements and each other agreement, document, instrument and certificate contemplated by this Agreement or the Collateral Agreements, or any other documents to be executed in connection with the consummation of the transactions contemplated hereby and thereby to which it is a signatory (collectively, the “Seller Documents”), to perform its obligations under this Agreement and the Seller Documents, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Documents by Seller and the performance by Seller of their obligations under this Agreement and the Seller Documents, and consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Seller, and no further corporate action is required on the part of Seller to approve this Agreement, the Collateral Agreements, and the transactions contemplated hereby and thereby.

(b) Seller’s managers and members have unanimously determined that it is fair to, advisable and in the best interests of Seller and its members to enter into the Acquisition upon the terms and subject to the conditions of this Agreement, have unanimously approved this Agreement, the Seller Documents, the Acquisition and the other transactions contemplated hereby and thereby.

(c) This Agreement and the Seller Documents have been duly executed and validly delivered by Seller. This Agreement and the Seller Documents constitutes a valid and binding obligation of Seller and Founder, enforceable against Seller and Founder in accordance with the terms, except as such enforceability may be limited by principles of public policy and subject to the rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3 Conflicts. The execution and delivery of this Agreement and the Collateral Agreements by Seller and Founder does not, the consummation of the transactions contemplated hereby and thereby will not, and the performance of this Agreement and the Collateral Agreements by Seller and Founder will not, (i) Conflict with or violate any of the Seller Charter Documents; (ii) Conflict with or violate any Law applicable to Seller (or any of its Subsidiaries) or Founder, or by which Seller’s properties (including, without limitation, the Acquired Assets) is bound or affected; (iii) Conflict with any Contract or Permit to which Seller (or any of its Subsidiaries) or Founder is a party or by which any of the properties or assets of Seller (or any Subsidiary) or of Founder are bound; or (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Seller (or any of its Subsidiaries), or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a Lien on, any of the Acquired Assets pursuant to any Contract to which Seller (or any of its Subsidiaries) is a party or by which any Acquired Asset is bound or affected. Without limiting the foregoing, there are no existing Contracts, options, or commitments, whether written or oral, granting to any Person the right to acquire any of Seller’s (or any of its Subsidiaries’) right, title, or interest in or to any of the Acquired Assets or any interest therein.

4.4 Capitalization.

(a) Outstanding Securities. Schedule 4.4(a) of the Disclosure Schedule sets forth the names of Seller’s members, their addresses and the Equity Securities held by such members with respect to Seller.

(b) No Other Securities. There are no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any Equity Securities or other securities of Seller; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any Equity Securities (or cash based on the value of such shares) or other securities of Seller; (iii) Contract under which Seller is or may become obligated to sell or otherwise issue any of its Equity Securities or any other securities, including any promise or commitment to grant options or other securities of Seller to an employee of or other service provider to Seller; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any Equity Securities or other securities of Seller.

4.5 Financial Statements; Financial Information Relating to Acquired Assets.

(a) Seller Financial Statements. Schedule 4.5(a) sets forth a true and complete copy of the following financial statements of the Seller (collectively, the “Seller Financial Statements”): (i) Seller’s consolidated unaudited balance sheet and consolidated statements of income and cash flows as of and for the fiscal year ended December 31, 2021, (ii) Seller’s consolidated unaudited balance sheet and consolidated statements of income and cash flows as of and for the period starting January 1, 2022 through January 28, 2022 (the “Reference Balance Sheet” and the date thereof being the “Reference Balance Sheet Date”). Each of the Seller Financial Statements (i) was prepared in accordance with the books of account and other financial records of the Seller and their Subsidiaries; (ii) presents fairly in all material respects the financial condition or results of operations of the Seller and their Subsidiaries, as the case may require, as of the dates thereof or for the periods covered thereby; (iii) was prepared in accordance with the historic accounting practices of the Seller consistently applied; and (iv) includes all adjustments that are necessary for a fair presentation of the financial condition of the Seller and their Subsidiaries and the results of operations of the Seller and their Subsidiaries as of the dates thereof and for the periods covered thereby. All reserves that are set forth and reflected on the Reference Balance Sheet are adequate.

(b) Accounts Payable and Accrued Liabilities. Schedule 4.5(b) provides as of the date hereof an accurate and complete list of (i) each outstanding account payable; (ii) each Liability classified as an “Accrued Liability;” (iii) each account payable created, recorded or accrued since the Reference Balance Sheet Date (with all invoices and other payment obligations received and recorded since the Reference Balance Sheet Date having been accurately and properly recorded and accrued); and (iv) all other outstanding Liabilities of Seller and its Subsidiaries. For each outstanding account payable, Schedule 4.5(b) identifies the vendor or other party to whom Seller or its Subsidiaries has a payment obligation.

(c) Contract Obligations. Schedule 4.5(c) sets forth for each Assigned Contract with respect to any cash payment obligations under such Contracts, a table setting forth the amount(s) of such payment(s) obligations and the due dates therefor.

(d) No Undisclosed Liabilities. Neither Seller nor any of its Subsidiaries has any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) not reflected in the Reference Balance Sheet other than Liabilities incurred by Seller (or any of its Subsidiaries) in the Ordinary Course of Business since the Reference Balance Sheet Date that are not individually or in the aggregate, material to Seller. All reserves that are set forth in or reflected in the Reference Balance Sheet have been established in accordance with the historic accounting practices of the Seller consistently applied.

(e) All books, records and accounts made available by Seller to Buyer are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.

4.6 Absence of Changes. Since December 31, 2021, and except as contemplated by this Agreement, Seller and its Subsidiaries has conducted its business only in the Ordinary Course of Business and there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect.

4.7 Legal and Other Compliance. Seller (and its Subsidiaries) have at all times conducted, and will continue to conduct, Seller’s business and have at all times operated and will continue to operate the Acquired Assets, in material compliance with all applicable Laws and Governmental Orders. Seller (and its Subsidiaries) has not at any time been in violation of any such Law or Governmental Order that has had or could reasonably be expected to have a Material Adverse Effect. No Action or Proceeding has been filed or commenced or, to the Knowledge of Seller, threatened, against Seller or any of its Subsidiaries alleging any failure to comply with any such Law or Governmental Order, nor is there any reasonable basis therefor or, to the Knowledge of Seller, threat thereof.

4.8 Material Contracts.

(a) Schedule 4.8 lists, as of the date of this Agreement, each material Contract to which Seller or any of its Subsidiaries is a party or by which any of the Acquired Assets or the Business are bound (the “Material Contracts”).

(b) True and complete copies of each Material Contract, together with all amendments, modifications or supplements thereto, have been delivered to Buyer.

(c) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of Seller (or its Subsidiaries) and, to the Knowledge of Seller, of the other parties thereto enforceable against each of them in accordance with its terms. Neither Seller nor any of Seller’s Subsidiaries is in breach of or default under any Material Contract, nor, to the Knowledge of Seller, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default of Seller (or its Subsidiaries) or any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Material Contract. No Person has a contractual right pursuant to the terms of any Material Contract to renegotiate any amount paid or payable to Seller (or its Subsidiaries) under any Material Contract or any other material term or provision of any Material Contract.

(d) There is no Contract granting any Person any preferential right to purchase any asset of Seller or its Subsidiaries or any securities of Seller or its Subsidiaries.

4.9 Privacy.

(a) Schedule 4.9(a) generally describes all Personally Identifiable Information collected by Seller or its Subsidiaries through Internet websites owned, maintained or operated by Seller or its Subsidiaries (“Seller Sites”), and through any products or services provided to customers of Seller or its Subsidiaries (“Seller Services”). “Personally Identifiable Information” means (i) any natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer, user, or account number, or any biometric identifier, device or machine identifier, IP address, or any other piece of information that alone or in combination with other information directly or indirectly collected, held, or otherwise processed by or for Seller or its Subsidiaries allows the identification or location of, or contact with, a natural person or a particular computing system or device (and for greater certainty includes all such information with respect to employees) and (ii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing. Seller and its Subsidiaries has complied with: (x) all applicable Laws, contractual and fiduciary obligations relating to (i) the privacy of users of Seller Sites and Seller Products and (ii) the collection, storage, transfer and any other processing of any Personally Identifiable Information collected or used by Seller or its Subsidiaries and (y) its internal privacy policies. At all times since inception, Seller and its Subsidiaries has provided accurate notice of its privacy practices on all Seller Sites and these notices have not contained any material omissions of Seller’s or Seller Subsidiary’s privacy practices. The execution, delivery and performance of this Agreement by Seller complies with all applicable Laws relating to privacy and with Seller’s and Seller Subsidiary’s privacy policies.

(b) With respect to all Personally Identifiable Information described in Schedule 4.9(a), Seller and its Subsidiaries has at all times taken the steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the Personally Identifiable Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to, unauthorized disclosure or other misuse of that Personally Identifiable Information. No claims have been asserted against Seller or its Subsidiaries by any Person alleging a violation of any Person’s rights under the privacy policies of Seller or its Subsidiaries.

4.10 Title to Properties, Absence of Liens, Condition of Equipment.

(a) Seller has good, valid, and marketable title to, or in the case of leasehold interests, valid and subsisting leasehold interests in, each Acquired Asset, free and clear of all Liens (excluding Permitted Encumbrances). Neither Seller nor any of its Subsidiaries owns or has ever owned any real property nor is the ownership of real property by Seller or its Subsidiaries necessary for the conduct of the Business. Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey, and deliver the Acquired Assets to Buyer without penalty or other adverse consequences. As of the Closing, Buyer will have good, valid, and marketable title, or in the case of leasehold interests, valid and subsisting leasehold interests in, each Acquired Asset, free and clear of all Liens (excluding Permitted Encumbrances), without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement and the Collateral Agreements.

(b) No reasonable basis exists for the assertion of any claim which, if adversely determined, could result in a Lien (other than Permitted Encumbrances) on any Acquired Asset or otherwise adversely affect any Acquired Asset or the ownership, operation, maintenance, or use by Buyer of any Acquired Asset or the ability of Buyer to market, sell, lease, license, assign, or transfer any Acquired Asset.

(c) The Acquired Assets are in good operating condition and repair. The Seller owns all right, title and interest in and to the Acquired Assets and the Acquired Assets constitute all of the properties, assets, and rights that (i) form a part of the Business; (ii) are used, held for use, or intended to be held for use in the Business other than the personal laptops used by the employees of Seller in performing their services; and (iii) are necessary to conduct the Business as currently conducted or currently contemplated to be conducted. Other than other than the personal laptops used by the employees of Seller in performing their services, none of the Excluded Assets (i) form a part of the Business; (ii) are used, held for use, or intended to be held for use in the Business; or (iii) are necessary to conduct the Business as currently conducted or currently contemplated to be conducted.

(d) Seller is in custody and control of each of the Acquired Assets being sold and transferred by Seller to Buyer pursuant to this Agreement and the Collateral Agreements. No other Person has any record or possessory interest in any Acquired Asset.

(e) Seller has sole and exclusive ownership, free and clear of any Liens (other than Permitted Encumbrances), of all customer and user lists, contact information, correspondence, and payment and purchasing histories (the “Customer Information”). No Person other than Seller possesses any claims or rights with respect to use of the Customer Information, except with respect to the rights of customers, if any, to enforce restrictions on use of Customer Information arising under applicable privacy or similar laws. The collection, interception, use, storage, hosting, disclosure, transmission, transfer, disposal, other processing, and security of the Customer Information is and at all times has been in compliance with all privacy or similar Laws and will not give rise to any third party claims.

4.11 Intellectual Property.

(a) Schedule 4.11(a) contains a complete and accurate list of all Seller Products.

(b) Schedule 4.11(b) lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by Seller or its Subsidiaries (solely or jointly with third parties) (the “Seller Registered Intellectual Property Rights”), indicating for each item the registration or application number, any filing or registration dates, the applicable filing jurisdiction and the Seller. Seller Registered Intellectual Property Right is valid and subsisting, and all necessary registration, maintenance, and renewal fees in connection with Seller Registered Intellectual Property Rights have been paid, and all necessary documents and certificates in connection with Seller Registered Intellectual Property Rights have been filed with the relevant Patent, Copyright, Trademark, and other authorities in the United States and foreign jurisdictions, as the case may require, for the purposes of perfecting, prosecuting, and maintaining Seller Registered Intellectual Property Rights. There are no actions that must be taken by Seller and any of its Subsidiaries within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions (or actions of any equivalent authority anywhere in the world), documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. Neither Seller nor any of its Subsidiaries has claimed a particular status, including “Small Business Status,” in any application with respect to any Intellectual Property Rights, which claim of status was at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing. Neither Seller nor any of its Subsidiaries knows of any information or fact that would render any of the Seller Registered Intellectual Property Rights invalid or unenforceable, or would adversely affect any pending application for Seller Registered Intellectual Property Right, and Neither Seller nor any of its Subsidiaries has misrepresented, or failed to disclose, and has any Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for Seller Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of Seller Registered Intellectual Property Right.

(c) Each item of Seller Owned Intellectual Property is free and clear of all Liens. As applicable, Seller is the exclusive owner, and has good title against all others, of all right, title, and interest in, to, and under the Seller Owned Intellectual Property.

(d) All Seller Owned Intellectual Property will be fully transferable, alienable, and licensable by Buyer, without restriction and without payment of any kind to any third party.

(e) Except Commercial Software, Open Source Software and Intellectual Property licensed to a Seller pursuant to the In-Licenses, all Intellectual Property used in or necessary to the conduct of the Business was written and created solely by either: (i) Employees of a Seller acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, title and interest in such Intellectual Property, including Intellectual Property Rights therein, to Seller.

(f) All Employees have entered into a valid and binding written agreement with the Seller sufficient to vest title in Seller of all Intellectual Property Rights created by such employee in the scope of his or her employment with Seller.

(g) Seller and its Subsidiaries has taken all steps that are reasonably required to protect its rights in confidential information and Trade Secrets of Seller and its Subsidiaries or provided by any other person to Seller or its Subsidiaries.

(h) No Seller nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive right to use or joint ownership of, any Intellectual Property Right that is or at the time of the transfer, was a Seller Owned Intellectual Property Right, to any other Person.

(i) Schedule 4.11(i) lists: (i) all Contracts to which Seller or any of its Subsidiaries is a party with respect to any Intellectual Property Rights licensed from any third party (other than Intellectual Property Rights relating to Commercial Software or Open Source Software) (“In-Licenses”); and (ii) as specified under the separate caption “Material Software,” a summary description of all Software that is material to the Business or operations of Seller or any of its Subsidiaries and a summary of terms of any and all licenses or other Contracts relating thereto. Neither Seller nor any of its Subsidiaries is in breach of or default under any In-License or any Contracts granting Seller or its Subsidiaries rights to use Commercial Software or Open Source Software, and, to the Knowledge of the Seller, no other party to any such Contract is in breach thereof or default thereunder. Following the Closing, Buyer will be permitted to exercise all of Seller’s and its Subsidiaries’ rights under the In-Licenses to the same extent Seller and its Subsidiaries would have been able to had the transactions contemplated under this Agreement not occurred. Other than as set forth under the caption “Material Software” on Schedule 4.11(i), there exists no Software that is material to the Business or operations of Seller or its Subsidiaries or that affects in any material way any of the Acquired Assets.

(j) Schedule 4.11(j) lists all Contracts, licenses and agreements to which Seller or any of its Subsidiaries is a party and under which Seller or any of its Subsidiaries has granted, licensed or provided Seller Owned Intellectual Property to third parties other than (i) licenses pursuant to which a Seller or any of its Subsidiaries has granted rights to contractors or vendors to use Seller Owned Intellectual Property for the sole benefit of Seller or any of its Subsidiaries, (ii) non-disclosure agreements, and (iii) standard customer agreements between the Seller and its customers in the form provided to Buyer prior to the date hereof.

(k) There are no Contracts between or among Seller (or its Subsidiaries) and any other Person relating to Intellectual Property under which there is, to the Knowledge of Seller, any dispute regarding the scope of such Contract or rights under such Contract, including with respect to any payments to be made or received by Seller (or its Subsidiaries) thereunder.

(l) The operation of the Business as currently conducted or as currently contemplated to be conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, distribution and sale of Seller Products and the use of Seller Owned Intellectual Property by Seller and its Subsidiaries has not, does not, and will not when conducted by Buyer in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the Laws of any jurisdiction. Neither Seller nor its Subsidiaries has received notice from any Person: (i) claiming that such operation or Seller Product infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does Seller have Knowledge of any basis therefor); or (ii) including any offer to license any Intellectual Property Rights of any Person in the context of a possible need to do so to avoid infringement.

(m) To the Knowledge of Seller, no Person is infringing or misappropriating Seller Owned Intellectual Property Rights. Neither Seller nor any of its Subsidiaries has brought any claims, suits, arbitrations or other adversarial proceedings before any court, Governmental Entity, or arbitral tribunal against any Person with respect to Seller Owned Intellectual Property Rights.

(n) No Seller Owned Intellectual Property Rights or Seller Product is subject to any proceeding or outstanding Governmental Order or any settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or its Subsidiaries or that may affect the validity, use or enforceability of Seller Owned Intellectual Property Rights.

(o) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer, by operation of Law or otherwise, of any Contracts to which Seller or any of its Subsidiaries is a party, will result in Buyer (i) granting to any Person any right to any Intellectual Property that is owned by, or licensed to, Buyer; (ii) being bound by, or subject to, any non-compete, exclusivity, or other restriction on the operation or scope of the business of Buyer; or (iii) being obligated to pay any royalties or other amounts to any third party in excess of those payable by Seller or its Subsidiaries in the absence of this Agreement and the transactions contemplated hereby.

(p) No “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) has been incorporated into or otherwise used in the development or delivery of Seller Products.

(q) The Acquired Assets are sufficient for the continued conduct of the Business immediately following Closing in substantially the same manner in all material respects conducted by the Seller and its Subsidiaries immediately prior to Closing.

(r) No Seller Product contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other software routines or hardware components that (i) enable or assist any person to access without authorization or disable or erase the Seller Products, or (ii) otherwise significantly adversely affect the functionality of the Seller Products (collectively, “Contaminants”).

(s) Seller and its Subsidiaries have appropriate disaster recovery and security plans, procedures and facilities for the Business and have taken reasonable steps consistent with (or exceeding) industry standards to safeguard the information technology systems utilized in the operation of Seller’s business as it is currently conducted or contemplated to be conducted. There have been no material unauthorized intrusions or breaches of the security of information technology systems of which Seller or its Subsidiaries is aware.

4.12 Product Defects and Warranties. Each Seller Product has been in conformity with all applicable Contract commitments and all express and implied warranties provided therefor. Neither Seller nor any of its Subsidiaries have any Liability (and to the Knowledge of Seller, there is no current reasonable basis for any present or future Action or Proceeding against Seller or its Subsidiaries giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No Seller Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease set forth in the Contract between Seller and each of its customers.

4.13 Tax Matters.

(a) Seller has timely paid, or had paid on its behalf, all Taxes owed by or with respect to Seller or its Subsidiaries, whether or not shown on any Tax Return.

(b)  (i) Seller has filed on a timely basis (taking into account all extensions of time to file that have been granted) all Tax Returns that are required to have been filed by or with respect to Seller or its Subsidiaries, (ii) all such Tax Returns were in all material respects accurate, complete and prepared in compliance with all applicable Laws, and (iii) Neither Seller nor any of its Subsidiaries has received written notice of a claim that it is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns and, to the Knowledge of Seller, there is no such claim outstanding or pending. Neither Seller nor any of its Subsidiaries has given, and is not subject to, any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency.

(c) Seller has withheld and paid (to the extent they have become due) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee of Seller or its Subsidiaries (each, a “Company Employee”), independent contractor, creditor, stockholder or other third party.

(d) There is no dispute or claim concerning any liability for any Taxes of or with respect to Seller or its Subsidiaries claimed or raised in writing by any Governmental Entity. Neither Seller nor any of its Subsidiaries has received any written notice from a Governmental Entity indicating an intent to open an audit or other review or request for information related to non-income Tax matters.

(e) Seller has reviewed with its own tax advisors the Tax consequences of the transactions contemplated by this Agreement, and is relying solely on such advisors regarding such Tax consequences.

(f) There are (and immediately following the Closing there will be) no Liens on any of the Acquired Assets relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

(g) There is no property or obligation of Seller, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is, or may become, escheatable or reportable as unclaimed property to any Governmental Entity under any applicable escheatment, unclaimed property or similar Laws.

(h) No Seller has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state legal requirement).

(i) There is no Contract to which Seller or any of their Subsidiaries is a party covering any Company Employee, which, individually or collectively, could give rise to the payment of any amount that would not be, or could reasonably be expected not to be, deductible pursuant to Sections 280G or 404 of the Code in connection with or as a result of the Acquisition, either alone or in conjunction with any other event (whether contingent or otherwise). No payment or benefit which has been, will be or may be made with respect to any Company Employee will, or could reasonably be expected to, be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code in connection with or as a result of the Acquisition, either alone or in conjunction with any other event (whether contingent or otherwise). Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. There is no Contract to which a Seller, any of its Subsidiaries or any ERISA Affiliate is a party or by which it is bound to compensate any Company Employee for excise Taxes paid pursuant to Section 4999 of the Code.

4.14 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller or any of their Subsidiaries in respect of the Acquired Assets, except as granted to Buyer hereunder.

4.15 Litigation. There is no Action or Proceeding of any nature pending, or to the Knowledge of Seller, threatened, against Seller, their Subsidiaries, their respective properties, or any stockholder, officer, director, agent, manager or other Employee thereof (in their capacity as such), nor to the Knowledge of Seller is there any reasonable basis therefor or threat thereof. There is no investigation pending or, to the Knowledge of Seller, threatened, by or before any Governmental Entity against Seller, their Subsidiaries, or their respective properties, or any of their members, officers, managers, agents or Employees (in their capacity as such), nor to the Knowledge of Seller, is there any reasonable basis therefor or threat thereof. Neither Seller nor any of its Subsidiaries is subject to any Government Order, and Neither Seller nor any of its Subsidiaries is in breach of or default under any Government Order. No Government Entity has at any time challenged or questioned the legal right of Seller or their Subsidiaries to conduct its operations as presently or previously conducted.

4.16 Intentionally Omitted.

4.17 Brokers’ and Finders’ Fees. Neither Seller nor any of its Subsidiaries has incurred, or will incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Collateral Agreements, or any transaction contemplated hereby or thereby.

4.18 Employee Matters.

(a) Employee Contracts. Schedule 4.18(a) contains an accurate and complete list of all Employee Contracts. The Seller does not maintain any Employee Plans. All Employee Contracts have been made available to Buyer. The Seller does not provide, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by COBRA or similar statute, and neither Seller nor any of its ERISA Affiliates has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee benefits upon their retirement or termination of employment for any reason, except as may be required by COBRA or similar statute.

(b) Effect of Transaction. The execution and delivery of this Agreement and the Collateral Agreements and the consummation of the Acquisition and the other transactions contemplated hereby and thereby does not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Contract, trust, or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(c) Legal Compliance. Seller, its Subsidiaries and its ERISA Affiliates (i) is in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to all Employees; (ii) has withheld and reported, and will have withheld and reported as of the Closing Date, all amounts required by Law or agreement to be withheld and reported with respect to wages, salaries, and other payments to Employees; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security, or other benefits or obligations for any Employees; and (v) has made or accrued all required contributions, reserves, or premium payments to all Employee Plans that are required to be made or accrued as of the date hereof and as of the Closing. There are no pending, reasonably anticipated or, to the Knowledge of Seller, threatened, Actions or Proceedings against Seller or their Subsidiaries under any worker’s compensation policy or long-term disability policy.

4.19 Labor Matters.

(a) There are no pending or threatened Actions or Proceedings against Seller or their Subsidiaries, and to the Knowledge of Seller, no fact or circumstance exists that could reasonably be expected to result in any such Action or Proceeding, in any case relating to any of the following matters: (i) complaints of unfair labor practices, including, without limitation, any complaints pending before the National Labor Relations Board or any other Governmental Entity; (ii) charges of discrimination in employment or employment practices for any reason (including, without limitation, charges of discrimination based on age, gender, race, religion, national origin, or any other legally protected class and charges of sex discrimination or sexual harassment, including claims of a “hostile environment”), including, without limitation, any complaints pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity; or (iii) charges or proceedings with respect to a violation of applicable occupational safety and health standards.

(b) Seller and their Subsidiaries is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act (“WARN”) and has, and will not have as a result of the Acquisition or any other transaction contemplated pursuant thereto or pursuant to this Agreement or the Collateral Agreements, any Liability pursuant to WARN.

4.20 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Entity, Person or any third party, including a party to any Contract with Seller or their Subsidiaries, is required by or with respect to Seller or their Subsidiaries in connection with the execution and delivery of this Agreement or the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby.

4.21 Intentionally Omitted.

4.22 Avoidable Transfer; Solvency. The following statements are, after giving effect to the Acquisition and the other transactions contemplated hereby, and will be true and correct:

(a) The aggregate value of all assets and properties of Seller, at their respective then present fair saleable values, exceeds the amount of all the debts and Liabilities of Seller. Seller understands that, in this context, “present fair saleable value” means the amount which may be realized within a reasonable time through a sale within such period by a capable and diligent businessperson from an interested buyer who is willing to purchase under ordinary selling conditions. In determining the present fair saleable value of a Seller’s contingent Liabilities (such as litigation, guarantees and pension plan liabilities), Seller has considered such Liabilities that could possibly become actual or matured Liabilities.

(b) Seller is not insolvent as such term is used in Section 548 of the Bankruptcy Code and the Uniform Fraudulent Transfers Act as adopted in the State of Delaware and all other applicable fraudulent transfer or fraudulent conveyance laws, statutes, rules or regulations applicable to Seller.

(c) The aggregate consideration received by Seller, less the Indemnification Holdback Amount, in connection with the transactions contemplated hereby constitutes reasonably equivalent consideration for the Acquired Assets.

4.23 Representations Complete. None of the representations or warranties made by Seller and the Founder in this Agreement (as modified by the Seller Disclosure Schedule), and none of the statements made in any Exhibit, schedule or certificate furnished by the Seller and the Founder pursuant to this Agreement, contains, or will contain at the Closing, any untrue statement of a material fact or omits, or will omit at the Closing, to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

Article 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1 Organization and Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

5.2 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the rules of law governing specific performance, injunctive relief or other equitable remedies.

5.3 Brokers’ and Finders’ Fees. Buyer has not incurred, and will not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Collateral Agreements, or any transaction contemplated hereby or thereby.

5.4 Sufficient Funds and Authorized Shares. Buyer possesses sufficient funds and Parent possesses the sufficient authorized and unissued shares of Parent Common Stock to pay the Purchase Price to Seller.

Article 6

ADDITIONAL AGREEMENTS AND COVENANTS

6.1 Post-Closing Access.

(a) From the date hereof through the Closing Date, Buyer shall be entitled, through its employees and representatives, to enter upon and make such reasonable investigation of the assets, properties (including the right to perform environmental assessments and audits), business and operations of the Seller and their Subsidiaries to the extent they relate to the Business or the Acquired Assets, and such examination of the books and records, financial condition and operations of the Business and the Acquired Assets as Buyer may reasonably request, including pursuant to access to the Seller (or their Subsidiaries’) customers, vendors, suppliers and creditors. Any such investigation and examination shall be conducted at reasonable times upon reasonable prior notice to Seller and under reasonable circumstances; provided, however, that such investigation shall not unreasonably interfere with the business operations of Seller. No information or Knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Acquisition Transactions.

(b) Following the Closing, each party will afford the other party, its counsel, and its accountants, during normal business hours, reasonable access to the Books and Records and other data relating to the Acquired Assets, the Assumed Liabilities, the Excluded Assets, the Excluded Liabilities and the Business before the Closing, in each case in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the other party in connection with (i) the preparation of Tax Returns; (ii) the determination or enforcement of rights and obligations under this Agreement; (iii) compliance with the requirements of any Governmental Entity; or (iv) in connection with any actual or threatened Action or Proceeding.

6.2 Conduct of Business.

(a) Seller covenants that, in respect of the Business and the Acquired Assets, until the Closing it will, and it will cause Seller’s Subsidiaries to:

(i) conduct the Business in the Ordinary Course of Business;

(ii) comply with all requirements of Law, Governmental Orders and Contractual obligations applicable to the operation of the Business or the Acquired Assets;

(iii) use commercially reasonable efforts to preserve intact the Business and the Acquired Assets, keep available the services of the Business’ officers, employees and agents and maintain the Business’ relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Business, including by promptly paying all amounts owing to such Persons as and when such amounts are due; and

(iv) cooperate with Buyer and assist Buyer in identifying the Government Permits required by Buyer to operate the Business from and after the Closing Date and use commercially reasonable efforts to assist Buyer either (i) in effecting the transfer of such Government Permits (if in existence) to Buyer, where permissible, or (ii) in obtaining new Government Permits for Buyer as may be necessary or desirable for Buyer to conduct the Business after the Closing Date in substantially the manner in which the Business is conducted by Seller on the Closing Date.

(b) From the date hereof until the Closing, Seller shall not and shall cause its Subsidiaries not to, without the prior written approval of Buyer, with respect to the Acquired Assets or the Business:

(i) except in the Ordinary Course of Business, make any changes to any agreement with any Employee, including any Contract relating to employment, compensation, benefits, termination, retention, or severance, or, except as and to the extent required by Law, to any Employee Plan or Employee Contract;

(ii) hire any employee who would constitute an Employee, or terminate any Employees, other than for cause;

(iii) sell, lease, encumber, license, sublicense, transfer or dispose of any Acquired Assets, other than the grant of non-exclusive licenses to Seller Products in connection with such sale pursuant to standard form agreements provided to Buyer prior to the date hereof and in the Ordinary Course of Business;

(iv) permit any Acquired Asset to suffer any Lien thereon other than Permitted Liens;

(v) permit Seller Owned Intellectual Property Rights to lapse, expire, or otherwise fall into the public domain;

(vi) grant any exclusive license to Seller Owned Intellectual Property;

(vii) settle any Action or Proceeding against Seller or any of its Subsidiaries relating to the Acquired Assets or the Business;

(viii) to the extent such action would adversely impact the Acquired Assets or the Business or Buyer’s and its Affiliates’ ownership of the Acquired Assets or the Business after the Closing, adopt or change any Tax election or any Tax accounting method, enter into any closing agreement with respect to Taxes, settle or compromise any Tax claim or assessment or extend or waive the limitation period applicable to any Tax claim or assessment;

(ix) commence any Action or Proceeding relating to the Business or the Acquired Assets;

(x) compromise, settle or waive any material claims or rights of the Business;

(xi) enter into any Contract that would constitute a Material Contract, or modify or amend in any material respect or terminate any Material Contract;

(xii) directly or indirectly engage in, enter into or amend any Contract, transaction, Indebtedness or other arrangement with any of the managers, directors, officers, stockholders or other Affiliates of Seller relating to the Business; or

(xiii) or agree or commit to take or refrain from taking any action that is inconsistent with the foregoing.

6.3 No Negotiation or Solicitation. Prior to the Closing Date, Seller and its Affiliates will not (and Seller will cause each of its employees, officers, directors, stockholders, representatives and agents not to) (a) solicit, initiate, consider, entertain, encourage or accept the submission of any proposal or offer from any third party relating to the direct or indirect acquisition of the Business or any portion of the Acquired Assets, (b) participate in any discussions or negotiations (and as of the date hereof, Seller shall immediately cease any discussions or negotiations that are ongoing) regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any third party to do or seek any of the foregoing, or (c) furnish any confidential information regarding the Business or the Acquired Assets to any third party. Seller will notify Buyer promptly if any third party makes any proposal, offer, inquiry or contact with respect to any of the foregoing (including the terms thereof and the identity of such third party subject to any confidentiality agreement existing as of the date hereof or applicable Law) within twenty-four (24) hours after receipt of any such offer or proposal.

6.4 Regulatory Filings; Reasonable Best Efforts.

(a) Exchange of Information. Each of Buyer and Seller shall furnish to the other party such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Entity. Except as prohibited or restricted by Law, each of Buyer, Seller and their respective attorneys shall provide the other party and its attorneys the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement, the Collateral Agreements or the transactions contemplated hereby or thereby.

(b) Notification. Each party hereto shall promptly inform the other party of any material communication from any Governmental Entity regarding any of the Acquisition Transactions. The parties will not, nor will they permit any of their respective representatives to make any material communications with, or proposals relating to, or enter into, any material understanding, undertaking or agreement with, any Governmental Entity relating to the Acquisition Transactions without the other parties’ prior review and, solely with respect to Seller, Buyer’s approval.

(c) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition Transactions and the other Collateral Agreements, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, including, but not limited to, the SEC Filings) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from all Persons not party to this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate, and to fully carry out the purposes of, the Acquisition Transactions and the other Collateral Agreements.

(d) Nothing set forth in this Agreement, any other Collateral Agreement, or in any schedule, certificate, instrument, agreement or other document delivered by Buyer in connection with the transactions contemplated hereby, shall be deemed to require Buyer or any of its Affiliates to (i) pay any consideration or agree to any modifications of existing Contracts or entry into new Contracts (other than the payment of customary filing and application fees) in connection with obtaining any waivers, consents, approvals from Governmental Entities or other Persons in connection with this Agreement, the other Collateral Agreements or the transactions contemplated hereby or thereby, (ii) to litigate with any Governmental Entity, or (iii) agree to any divestiture (including through a licensing arrangement or otherwise), by itself or through any of its Affiliates, of all or any portion of the Acquired Assets, the Business, or any other businesses, operations, assets or properties of Buyer or any of its Affiliates, or any limitation, restriction or other imposition on the ability of Buyer or any of its Affiliates to conduct the Business or any of their other businesses, or to own the Acquired Assets or any of their other assets and properties, in each case from and after the Closing.

6.5 Notification of Certain Events. Seller shall promptly notify Buyer in writing of (i) the occurrence or failure to occur of any event, which occurrence or failure causes or is reasonably likely to cause any of the representations or warranties set forth in Article 4 to be untrue or inaccurate in any material respect, (ii) any material failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Seller hereunder, and (iii) the occurrence or failure to occur of any event, that, individually or in the aggregate, results in or is reasonably likely to result in, a Material Adverse Effect. No notice delivered pursuant this subsection shall be deemed to (x) modify any representation, warranty or covenant set forth herein, or any Schedule, (y) cure or prevent any such inaccuracy or failure, or (z) limit or otherwise affect the remedies available hereunder to Buyer.

6.6 Public Disclosure. Each party hereto agrees that, it and its representatives shall hold the terms of this Agreement and the transactions contemplated hereby in strict confidence. At no time shall any party disclose any of the terms of this Agreement or the transactions contemplated hereby (including, but not limited to, the economic terms) or any non-public information about a party hereto to any other party without the prior written consent of the party about which such non-public information relates. Notwithstanding the foregoing, a party shall be permitted to disclose any and all terms to its financial, tax, and legal advisors, and to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with Law. Neither party shall issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use the other party’s name or refer to the other party directly or indirectly in connection with a party’s relationship with the other party in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other party, unless required by Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or securities quotation system.

6.7 Legal Requirements. Seller, and Buyer, will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to this Agreement and the Collateral Agreements and the transactions contemplated hereby and thereby and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection herewith or therewith. Each party will take all reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party in connection with this Agreement and the Collateral Agreements and consummating the transactions contemplated hereby and thereby or the taking of any action contemplated by this Agreement or the Collateral Agreements.

6.8 Additional Documents and Further Assurances.

(a) At any time or from time to time after the date of this Agreement, at the request of Buyer and without any further consideration, Seller and its Subsidiaries agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Buyer in doing, all things necessary, proper or advisable to satisfy the conditions to closing set forth in Article 8 hereof.

(b) At any time or from time to time after the Closing, at the request of Buyer and without any further consideration, Seller and its Subsidiaries shall (i) execute and deliver to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation; (ii) provide such materials and information; (iii) assign such additional Seller Contracts as reasonably requested by Buyer to provide Buyer with the reasonably anticipated benefits of the Acquired Assets, subject to any required third party consents, which Buyer shall be responsible for obtaining, provided such Contracts have not been terminated by Seller, and (iv) take such other actions, as Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey, and assign to Buyer and to confirm its title to all of the Acquired Assets, and, to the fullest extent permitted by Law, to put Buyer in actual possession and operating control of each of the Acquired Assets and to assist Buyer in exercising all rights with respect thereto, and otherwise to cause Seller and its Subsidiaries to fulfill their obligations under this Agreement and the Collateral Agreements. To the extent that any of the deliveries to Buyer at Closing set forth in Section 3.3 are waived by Buyer, Seller and its Subsidiaries shall use commercially reasonable best efforts to deliver such items following the Closing.

6.9 Attorney-in-Fact. Effective on the Closing Date, Seller hereby constitutes and appoints Buyer the true and lawful attorney of Seller and its Subsidiaries, with full power of substitution, in the name of Seller or its Subsidiaries, as applicable, but on behalf of and for the benefit of Buyer, (i) to demand and receive from time to time any and all of the Acquired Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all actions, suits, proceedings, arbitration, or governmental or regulatory investigations or audits (“Actions or Proceedings”) that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets; (iii) to defend or compromise any or all Actions or Proceedings in respect of any of the Acquired Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Buyer shall deem desirable. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Seller shall deliver to Buyer at the Closing an acknowledged power of attorney (the “Power of Attorney”) to the foregoing effect as set forth in Assignment and Assumption Agreement in the form attached hereto as Exhibit A, and executed by Seller and its Subsidiaries, as the case may require.

6.10 Tax Matters.

(a) Filing of Tax Returns. Seller will be responsible for the preparation and filing of all Tax Returns of Seller and its Subsidiaries, including Tax Returns of Seller with respect to Seller’s ownership or use of the Acquired Assets attributable to taxable periods ending on or prior to the Closing Date (including Tax Returns required to be filed after the Closing Date), and such Tax Returns shall be true, complete and correct and prepared in accordance with applicable law in all material respects. Seller will be responsible for and will make all payments of Taxes shown to be due on such Tax Returns. Buyer will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Buyer’s ownership or use of the Acquired Assets attributable to taxable periods beginning after the Closing Date. Such Tax Returns shall be true, complete and correct and prepared in accordance with applicable law in all material respects. Buyer will be responsible for and will make all payments of Taxes shown to be due on such Tax Returns.

(b) Straddle Periods. In the case of any personal property taxes (or other similar Taxes) attributable to the Acquired Assets for which Taxes are reported on a Tax Return covering a period commencing before the Closing Date and after the Closing Date (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Buyer and Seller on a per diem basis. The party required by law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of payment, and within ten (10) days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

(c) Cooperation. To the extent relevant to the Acquired Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Seller shall retain all documents, including prior years’ Tax Returns, supporting work schedules and other records or information with respect to all sales, use and employment Tax Returns and, absent the receipt by Seller of the relevant tax clearance certificates, shall not destroy or otherwise dispose of any such records for seven (7) years after Closing without the prior written consent of Buyer.

6.11 Employee and Operational Matters.

(a) Proprietary Information and Inventions Assignment Agreements. Seller shall use reasonable best efforts to cause each current and former employee of Seller and its Subsidiaries to enter into and execute, and each person who becomes an employee of Seller or any of its Subsidiaries after the date hereof and prior to the Closing shall be required by Seller to enter into and execute, an employee proprietary information agreement with Seller, in a form satisfactory to Buyer effective as of such employee’s first date of employment or service. Seller shall use reasonable best efforts to cause each current and former consultant or contractor of Seller and its Subsidiaries to enter into and execute, and each Person who becomes a consultant or contractor of Seller or any of its Subsidiaries after the date hereof and prior to the Closing shall be required by Seller to enter into and execute, a consultant proprietary information agreement with Seller, in a form satisfactory to Buyer effective as of such consultant or contractor’s first date of service.

(b) Continuing Employees and Operations. Seller shall use its reasonable best efforts to cause each of the Employees who is offered employment with Buyer (excluding the Key Employees) to become a Continuing Employee, including causing such Employees to execute and deliver an employment offer letter and proprietary information and invention assignment agreement, each on Buyer’s form, effective on the Closing Date (collectively, the “Continuing Employee Employment Agreements” and together with the Key Employee Employment Agreements, the “Employment Agreements”). Following the Closing, it is the intention, but not the binding obligation on Buyer, that Buyer will continue to employ the Continuing Employees for a period of six months, and to operate the Business in accordance with the budget attached hereto as Schedule 6.11(b). Nothing in this Agreement shall constitute an agreement by Buyer to assume or be bound by (i) any previous or existing employment agreement or arrangement between Seller and any of its Employees or to prevent the termination of employment of any individual Continuing Employee or any change in the compensation package provided to any individual Continuing Employee following Closing (ii) any obligation to make capital contributions in respect of the Business if the Buyer determines, in its sole discretion, that such contribution is not in the best interests of the Buyer or its members. Accordingly, each Continuing Employee shall be considered an employee “at-will.”

(c) Terminating Employees. Prior to the Closing, Seller shall terminate the employment of any Employee or consultant of Seller who is not offered employment with Buyer in compliance with all applicable Laws, including the Age Discrimination in Employment Act (“ADEA”) and the federal and any applicable state WARN Acts (each a “Terminating Service Provider”). Seller shall have paid all Liabilities arising from Seller’s service relationship with such Terminating Service Provider and their services to Seller, such as but not limited to compensation, withholding and other taxes and statutory payments, employee benefits, accrued vacation, severance, or other amounts owed to each such Terminating Service Provider. Seller shall offer each Terminating Service Provider severance, at Seller’s sole expense, in exchange for a valid general release of claims against Seller and its successors (including Buyer after the Closing) from each Terminating Service Provider. Seller will treat all Terminating Service Providers as employees for purposes of ADEA and WARN.

6.12 Reserved.

(a)

6.13 Name Change. As soon as practicable following the Closing, Seller shall change its corporate name, and the corporate name of its Subsidiaries, to remove any reference to the name BattleBridge or any other trade name used in the Business or any name derived from or confusingly similar to any such names. As promptly as practicable following the Closing Date, Seller shall file in all jurisdictions in which it is qualified to do business any documents necessary to reflect such change of name or to terminate its qualification therein. In connection with enabling Buyer, at or as soon as practicable following the Closing Date, to use the current corporate name of Seller, Seller shall, at or prior to the Closing Date, execute and deliver to Buyer all consents related to such change of name as may be requested by Buyer, and shall otherwise cooperate with Buyer.

6.14 Termination of Logiq Agreement. The Parties agree that the Digital Marketing Services Agreement between the Seller and Logiq, Inc is hereby automatically terminated effective as of the Closing, and as of the Closing such agreement shall be null, void and of no further effect.

Article 7

INDEMNIFICATION; HOLDBACK

7.1 Survival of Representations, Warranties, and Covenants. The representations and warranties of Buyer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement (including any Collateral Agreement), shall terminate on the Closing Date. The representations and warranties of Seller and Founder contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement (including any Collateral Agreement) shall terminate on the first Business Day falling on or after the twelve (12) month anniversary of the Closing Date (the “Survival Termination Date”); provided, however, that in the event of fraud or intentional misrepresentation by Seller or Founder of a representation or warranty contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement (including any Collateral Agreement), as applicable, such representation or warranty shall not terminate and shall survive indefinitely; provided further, however, that the representations and warranties (i) contained in Section 4.11 (Intellectual Property) shall remain in full force and effect until the first Business Day falling on or after the thirty-six (36) month anniversary of the Closing Date, (ii) contained in Section 4.1 (Organization), Section 4.2 (Authority), Section 4.3 (Conflicts), Section 4.4 (Capitalization), Section 4.18 (Employee Matters), Section 4.19 (Labor Matters) and Section 4.22 (Avoidable Transfer; Solvency) hereof shall remain in full force and effect until the six (6) year anniversary of the Closing Date (such representations and warranties identified in this subsection (ii) of this Section 7.1, the “Fundamental Matters”), and (iii) contained in Section 4.13 (Tax Matters) hereof shall remain in full force and effect until the thirtieth Business Day after the expiration of the statute of limitations (including any extensions or waivers thereof) applicable to such representations and warranties. If a written notice of claim pursuant to this Article 7 has been given prior to the applicable Survival Termination Date by Buyer, then the relevant representations and warranties shall continue to survive as to such claim until the claim has been finally resolved. It is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties and the right to make indemnification claims in respect thereof under this Agreement.

7.2 Indemnification; Holdback Arrangements; Payments.

(a) Indemnification Holdback Shares. At the Closing, Buyer shall retain the Indemnification Holdback Shares in accordance with Section 2.6 and Article 7 of this Agreement. The Indemnification Holdback Shares shall be available as partial security to compensate Buyer Indemnitees for Losses as described below.

(b) Indemnification. Seller and Founders, jointly and severally (each an “Indemnifying Party” and collectively, the “Indemnifying Parties”) shall indemnify and hold harmless Buyer and its Affiliates and their respective officers, directors, employees and agents (each, a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”) against, and shall compensate and reimburse each of the Buyer Indemnitees for, any and all Losses incurred or sustained by a Buyer Indemnitee or Buyer Indemnitees, directly or indirectly, or to which any of the Buyer Indemnitees may otherwise directly or indirectly become subject (regardless of whether or not such Losses relate to any third party claim) and which arise directly or indirectly from or as a result of any of the following:

(i) any inaccuracy in or breach of any representation or warranty of Seller or Founder contained in this Agreement or in any Collateral Agreement or in any certificate, instrument, or other document delivered by Seller pursuant to this Agreement or any Collateral Agreement;

(ii) any failure by Seller to perform or comply with any covenant applicable to it contained in this Agreement or any Collateral Agreement or in any certificate, instrument, or other document delivered by Seller pursuant to this Agreement or any Collateral Agreement;

(iii) any Excluded Liabilities or Excluded Assets, including without limitation, any Liabilities arising from or relating to Seller’s ownership, use, and operation of the Acquired Assets prior to the Closing;

(iv) any fraudulent breach or intentional misrepresentation of a representation or warranty set forth in Article 4 or fraudulent breach of a covenant of Seller related to this Agreement or any Collateral Agreement or in any certificate, instrument, or other document delivered by Seller pursuant to this Agreement;

(v) any Liabilities relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of the Code.

(vi) any claims or threatened claims by or purportedly on behalf of any member of any of the Seller;

(vii) any claims or threatened claims that directly or indirectly relate to the classification of employees or independent contractors of Seller;

(viii) any Contract Consent Payment paid by Buyer after the Closing; or

(ix) any claims by any of the members, managers, officers, employees of any entities owned or controlled, directly or indirectly, by either of the Founders, including but not limited to Battle Bridge Labs, LLC, TR Phipps Consulting LLC, and Plattr 2383 LLC, that may be made against the Seller, the Founders or the Seller, in connection with the transfer of any of the Purchased Assets to the Seller prior to the Closing, or otherwise in connection with the Acquisition or the Buyer’s operation of the Business.

The calculation of Losses pursuant to this Section 7.2(b) shall be made without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth in this Agreement, the Collateral Agreements, or in any certificate, instrument, or other document delivered by Seller pursuant to this Agreement.

(c) Except as otherwise set forth in this Section 7.2(c), the aggregate liability for Seller and Founder for all Losses under Section 7.2(b)(i) shall in no event exceed the Indemnification Holdback Shares and the Indemnification Holdback Shares shall be the sole and exclusive remedy for any such Losses; provided, however, that the Indemnification Holdback Shares shall not be the sole and exclusive remedy for, and the maximum aggregate amount of, indemnifiable Losses which may be recovered by the Buyer Indemnitees (i) pursuant to any inaccuracy in or breach of any representation or warranty of Seller contained in Section 4.11 (Intellectual Property), Section 4.13 (Tax Matters) and the Fundamental Matters, shall be an amount equal to the Indemnification Cap. The aggregate liability for Seller and the Members for all Losses under (i) Section 7.2(b)(ii), 7.2(b)(v), 7.2(b)(vii), 7.2(b)(viii) shall not exceed the Indemnification Cap and (ii) Section 7.2(b)(iii), 7.2(b)(iv), 7.2(b)(iv) or 7.2(b)(ix) shall not be subject to any limitation. The Buyer Indemnitees may recover all Losses for which there is no objection from Seller or Founder, or any objection has been resolved in accordance with the provisions of this Article 7. If the Indemnification Holdback Shares is insufficient to satisfy any portion of a Loss for which an indemnification claim has been made under Article 4, the Buyer Indemnitees shall be entitled to recover such excess portion of such Losses in respect of such indemnification claims (the portion of any such excess Loss that is not satisfied by the Indemnity Holdback Shares is referred to as an “Excess Loss”) directly from the Indemnifying Parties and each Indemnifying Party shall, subject to the limitations set forth in this Article 7 be liable, jointly and severally for the Excess Losses in respect of such indemnification claim, subject to the limitations set forth in this Article 7.

(d) The rights of the Buyer Indemnitees to indemnification under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by Seller or Founder, or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification based on any such representation, warranty, covenant or agreement. No Buyer Indemnitee shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification hereunder.

(e) Nothing in this Agreement shall limit the liability of an Indemnifying Party (i) in connection with a claim based on fraud or intentional misrepresentation committed by such Indemnifying Party or (ii) in connection with a claim based on fraud or intentional misrepresentation of the Company or another Indemnifying Party committed prior to Closing as to which such Indemnifying Party has actual knowledge (without any duty to investigate) that the fraud or intentional misrepresentation at issue has occurred or is occurring prior to Closing (and not merely knowledge of the underlying facts that are alleged to be a fraud or intentional misrepresentation) and does not inform Buyer of such information to which such Indemnifying Party has such knowledge as promptly as reasonably practicable.

(f) For the purpose of this Article 7, the amount of any Losses shall be reduced by (i) any insurance proceeds actually received by a Buyer Indemnitee with respect to such Losses and (ii) any amounts actually recovered by a Buyer Indemnitee from another Person in respect of such Losses; provided that no Buyer Indemnitee shall have a duty to mitigate the amount of Losses pursuant Article 7 or otherwise under this Agreement.

(g) Under no circumstances shall any Buyer Indemnitee be entitled to be indemnified for exemplary or punitive damages, except with respect to a claim for such damages by a third party, in which case only to the extent of the amount of such damages payable to such third party as determined by a final, non-appealable award of a court of competent jurisdiction.

7.3 Third-Party Claims. In the event Buyer becomes aware of a third-party claim (a “Third-Party Claim”) which Buyer reasonably believes may result in a claim for indemnification for Losses pursuant to this Article 7, Buyer shall promptly notify Seller of such claim, and Seller shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such claim. Buyer shall have the right in its sole discretion to conduct the defense of and to settle any such Third-Party Claim; provided, however, that except with the consent of Seller, which shall not be unreasonably withheld or delayed, no settlement of any such Third-Party Claim shall be determinative of the amount of Losses of the Indemnifying Parties. In the event that Seller consents to any such settlement of a Third-Party Claim, no Indemnifying Party shall have any power or authority under this Article 7 to object to the amount of the Buyer Indemnitee’s claim for Losses with respect thereto. If there is a Third-Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Buyer Indemnitees in defense of such Third-Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder.

7.4 Distribution upon Termination of Holdback Periods. Following the termination of the Indemnification Holdback Period, Buyer shall deliver to the Stock Consideration Recipients the remaining portion of the Indemnification Holdback Shares, if any, not required to satisfy any claim of Losses, subject to the subsequent resolution of the matter in the manner provided in this Article 7 in the amounts directed by the Representative.

7.5 Claims for Indemnification.

(a) Upon delivery by Buyer to Founder at any time on or before the last day of the Indemnification Holdback Period of an Officer’s Certificate (as defined below), Buyer, subject to the provisions of Section 7.6 and Section 7.7 hereof, shall be permitted and authorized to withhold (and, in the event of authorization of Founder or such Losses are otherwise finally determined to exist pursuant to Section 7.7, permanently retain) an amount from the Indemnification Holdback Shares equal to the amount of such Losses specified in the Officer’s Certificate, and, for purposes hereof, the Indemnification Holdback Shares shall be valued at the Average Price immediately prior to the Closing. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Buyer: (1) stating that a Buyer Indemnitee has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, (2) specifying the aggregate amount of each such Loss or an estimate thereof, in each case to the extent known or determinable at such time, and (3) specifying in reasonable detail the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

(b) If Founder does not object in writing within the 30-day period after delivery by Buyer of the Officer’s Certificate in the manner set forth in Section 7.6, such failure to so object shall constitute an irrevocable acknowledgment by Seller that the Buyer Indemnitees are entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate.

7.6 Objections to Claims against the Indemnification Holdback Amount. For a period of 30 days after the delivery of any Officer’s Certificate to Seller, Buyer will not permanently retain any Indemnification Holdback Shares pursuant to Section 7.5 hereof unless Buyer shall have received written authorization from Seller to make such permanent retention or the Losses in such Officer’s Certificate are otherwise finally determined to exist pursuant to Section 7.7. After the expiration of such 30-day period, Buyer will be authorized to permanently retain pursuant to Section 7.5, provided that no such payment may be made if Founder shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”), and such statement shall have been received by Buyer prior to the expiration of such 30-day period.

7.7 Resolution of Conflicts; Arbitration.

(a) In case Seller delivers an Objection Notice in accordance with Section 7.6, Founder and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Founder and Buyer should so agree, a memorandum setting forth any agreement reached by the parties with respect to such claim shall be prepared and signed by both parties. Buyer and Founder shall each be entitled to rely on any such memorandum and take any actions as may otherwise be contemplated in such memorandum.

(b) If no such agreement can be reached after good faith negotiation within 30 days after receipt of an Objection Notice by Buyer, either Buyer or Founder may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted pursuant to Section 10.10.

(c) The decision of the arbitrator (or a majority of the three arbitrators, as applicable) in such arbitration proceeding pursuant to Section 10.10 as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator, and Buyer shall be entitled to rely on, and make permanent retentions from the Indemnification Holdback Shares and to pursue indemnification in respect of Excess Losses directly from the Company Indemnifying Parties, as applicable, in accordance with, the terms of such award, judgment, decree or order as applicable. Within 30 days of a decision of the arbitrator requiring payment by one party to another, such party shall make the payment to such other party.

7.8 Tax Treatment. Any indemnification payments pursuant to this Article 7 shall be treated as an adjustment to the Purchase Price for Tax purposes, except to the extent otherwise required by Law.

Article 8

CONDITIONS PRECEDENT TO CLOSING

8.1 Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of the parties to consummate and cause the consummation of the Acquisition and the Acquisition Transactions shall be subject to the satisfaction (or waiver by the party for whose benefit such condition exists) on or prior to the Closing Date of each of the following conditions:

(a) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law which is in effect on the Closing Date which has or would have the effect of prohibiting, enjoining or restraining the consummation of the Acquisition and the Acquisition Transactions to occur on the Closing Date or otherwise making such transactions illegal.

8.2 Conditions Precedent to the Obligations of Sellers. The obligations of Seller to sell and deliver the Acquired Assets to Buyer are subject to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by Founder, on behalf of Seller:

(a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 8.2(a) not to include any qualifications or limitations with respect to materiality or material adverse effect set forth therein, shall be true and correct in all material respects on the date of this Agreement and on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of the date of this Agreement and as of such other date). Buyer shall have confirmed the matters set forth in the foregoing in the Buyer Officer’s Certificate.

(b) Covenants. Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing. Buyer shall have confirmed the matters set forth in the foregoing in the Buyer Officer’s Certificate.

(c) Buyer’s Closing Deliveries. Buyer shall have made all the deliveries required to be made by the Buyer pursuant to Section 3.2.

8.3 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to purchase and pay for the Acquired Assets and assume the Assumed Liabilities are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer:

(a) Representations and Warranties. The representations and warranties of Seller and Founder contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 8.3(a) not to include any qualifications or limitations with respect to materiality or Material Adverse Effect set forth therein, shall be true and correct in all material respects on the date of this Agreement and on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of the date of this Agreement and as of such other date). Seller and Founder shall have confirmed the matters set forth in the foregoing in the Seller Officer’s Certificate, which shall be duly executed by an officer of Seller and Founder.

(b) Covenants. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing. Seller and Founder shall have confirmed the matters set forth in the foregoing in the Seller Officer’s Certificate, which shall be duly executed by an officer of Seller and Founder.

(c) Litigation. There shall be no Actions or Proceedings of any nature pending or threatened, against Buyer or Seller, or any of their respective stockholders, officers, managers, directors or Affiliates, the Acquired Assets or Assumed Liabilities by any Person (i) arising out of, or related to, the Acquisition or the Acquisition Transactions or (ii) that would be reasonably be expected to be material to the Business or operation of the Business, or Buyer’s operation thereof after the Closing.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect or any change, fact, circumstance, condition, event or effect, or combination of changes, facts, circumstances, conditions, events or effects that individually or in the aggregate are reasonably likely to result in a Material Adverse Effect.

(e) Employee Arrangements. The Key Employee Employment Agreements executed and delivered on the date of this Agreement by each of the Key Employees listed on Schedule 8.3(e)(i) shall be in full force and effect.

(f) Payment of Outstanding Indebtedness. Buyer shall have received from Seller evidence reasonably satisfactory to Buyer that all outstanding Indebtedness of Seller has been repaid in full, and Buyer shall have no outstanding Liabilities with respect to such Indebtedness as of the Closing Date.

(g) Seller’s Closing Deliverables. The Seller shall have made all the deliveries required to be made by Seller pursuant to Section 3.3.

Article 9

TERMINATION OF AGREEMENT

9.1 Termination. This Agreement may be terminated prior to the Closing as follows:

(a) By the mutual written consent of the parties;

(b) By either Buyer on the one hand or Seller on the other hand, if the Closing shall not have occurred by June 1, 2022 (the “Termination Date”), unless otherwise agreed to in writing by Buyer and Founder; provided, however, that the right to terminate this Agreement under this subsection (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been a primary cause of, or resulted in, the failure of the Closing to occur prior to such date;

(c) By either Buyer on the one hand or Seller on the other hand if (i) the consummation of the Acquisition Transactions shall violate any Governmental Order that shall have become final and nonappealable or (ii) there shall be a Law that makes the Acquisition Transactions illegal or otherwise prohibited; or

(d) By either Buyer on the one hand or Seller on the other hand, if it is not in material breach of its obligations under this Agreement, by giving written notice to the other party, in the event of a material breach of this Agreement by the non-terminating party if such non-terminating party fails to cure such breach within thirty (30) calendar days following notification thereof by the terminating party.

9.2 Effect of Termination. In the event of termination of this Agreement as permitted by Section 9.1, this Agreement shall become void and of no further force and effect, except for the following provisions, which shall remain in full force and effect: Sections 4.17 and 5.3 (Brokers’ and Finders’ Fees), Section 6.6 (Publicity), this Section 9.2 and Article 10. Nothing in this Section 9.2 shall be deemed to release any party from any Liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

Article 10

GENERAL PROVISIONS

10.1 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

10.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by electronic mail, telegram, cablegram or other electronic transmission, upon delivery; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

(a) if to Buyer, to:

Logiq, Inc.

85 Broad Street, 16-079

New York, NY

Attn: Brent Suen, CEO

Telephone No.: 808-829-1057

Email: brent@logiq.com

with a copy (which shall not constitute notice) to:

Procopio, Cory, Hargreaves & Savitch, LLP

12544 High Bluff Drive, Suite 400

San Diego, CA 92130

Attention: Christopher Tinen

Telephone No.: ####

Email: christopher.tinen@procopio.com

(b) if to Seller or Founders, to:

####

(c) if to Representative, to:

####

10.3 Expenses. All fees and expenses incurred in connection with this Agreement and the Collateral Agreements, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party hereto, in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Collateral Agreements, and the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses.

10.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including, without limitation, any trustee appointed for Seller) and permitted assigns, but shall not be assignable or delegable by Seller without the prior written consent of Buyer.

10.5 Entire Agreement; Assignment. This Agreement, the exhibits and schedules hereto, the Collateral Agreements, the Seller Disclosure Schedule, and the closing certificates referenced herein and therein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement may not be assigned by Seller by operation of Law or otherwise without the express written consent of Buyer (which consent may be granted or withheld in the sole discretion of Buyer).

10.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Sections 7.7 and 10.10, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within, State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such parties, and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Sections 7.7 and 10.10, each party agrees not to commence any legal proceedings related hereto except in such courts.

10.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10 Resolution of Conflicts; Arbitration. Any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall (except as specifically set forth in this Agreement) be finally settled by binding arbitration held within New York City, State of New York in accordance with the rules then in effect of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.

(a) Selection of Arbitrator(s). Such arbitration shall be conducted by one arbitrator mutually agreeable to Buyer and Seller. In the event that, within 15 days after submission of any dispute to arbitration, Buyer and Seller cannot mutually agree on one arbitrator, then, within 10 days after the end of such 15-day period, Buyer and Seller shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If Seller fails to select an arbitrator during this 10-day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Buyer. If Buyer fails to select an arbitrator during this 10-day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Seller.

(b) Arbitration Expenses; Discovery. The arbitrator (or a majority of the three arbitrators, as applicable) shall determine how all expenses relating to the arbitration shall be paid, including, the respective expenses of each party, the fees of the arbitrator(s), and the administrative fee of the American Arbitration Association. The arbitrator (or a majority of the three arbitrators, as applicable) shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator(s) to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator(s) shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator(s) determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

(c) Decision. The decision of the arbitrator (or a majority of the three arbitrators, as applicable) as to any claim or dispute shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, order awarded by the arbitrator(s).

(d) Other Relief. The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s).

10.11 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

10.12 Specific Performance. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of executed signature pages by facsimile or electronic transmission shall have the same legal effect as delivery of an original executed signature page by the transmitting party to the receiving party.

10.14 Representative. Seller and each Founder hereby irrevocably constitutes and appoints Travis Phipps as its true and lawful attorney-in-fact and agent (the “Representative”) with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated hereby and the exercise of all rights and the performance of all obligations hereunder, including: (i) receiving payments under or pursuant to this Agreement and disbursements thereof to the Seller or the Founders, as contemplated by this Agreement; (ii) receiving and forwarding of notices and communications pursuant to this Agreement and accepting service of process; (iii) giving or agreeing to, on behalf of Seller or any of the Founders, any and all consents, waivers and amendments deemed by the Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; and (iv) with respect to any indemnification claims and all other matters arising under this Agreement, (A) disputing or refraining from disputing, on behalf of Seller or any of the Founders relative to any amounts to be received by the Seller or any of the Founders under this Agreement or any agreements contemplated hereby, or any claim made by any Buyer Indemnified Party under this Agreement, (B) negotiating and compromising, on behalf of Seller or any of the Founders, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement, and (C) executing, on behalf of Seller or any of the Founders, any settlement agreement, release or other document with respect to such dispute or remedy, except in each case with respect to a dispute between any Seller on the one hand and the Representative on the other hand.

(a) Seller and each Founder hereby agrees that: (i) in all matters in which action by the Representative is required or permitted, the Representative is authorized to act on behalf of Seller and each Founder, notwithstanding any dispute or disagreement among the Seller and each Founder, and any Indemnified Party shall be entitled to rely on any and all action taken by the Representative under this Agreement without any liability to, or obligation to inquire of, any Seller and each Founder, notwithstanding any knowledge on the part of any Buyer Indemnified Party of any such dispute or disagreement; (ii) all decisions, actions, consents and instructions by the Representative shall be binding upon all Seller and each Founder, and no Seller nor any Founder shall have the right to object to, dissent from, protest or otherwise contest any such decision, action, consent or instruction; (iii) notice to the Representative, delivered in the manner provided in Section 10.2, shall be deemed to be notice to each Seller and the Founders for the purposes of this Agreement; (iv) the appointment of the Representative is coupled with an interest and shall be irrevocable by Seller and each Founder in any manner or for any reason; and (v) in the event that the person or entity serving as the Representative dies, becomes incapacitated, files for bankruptcy protection or otherwise becomes unable to serve as a representative of the Seller and each Founder, Travis Phipps shall be the Representative.

(b) Each Seller and each Founder hereby acknowledges and agrees that no Buyer Indemnified Party shall have any Liability to Seller or Founder with respect to, and the Seller shall indemnify all Indemnified Parties against, and agree to hold the Indemnified Parties harmless from, any and all Losses incurred by such Indemnified Parties arising out of any breach of this Section 10.2 by the Representative or by Seller and each Founder, or the designation, appointment or actions of the Representative pursuant to the provisions hereof, including with respect to (x) failure by the Representative to deliver funds received by the Representative on behalf of the Seller and each Founder or any other actions taken by the Representative, and (y) reliance by the Buyer Indemnified Parties on, and actions taken by the Buyer Indemnified Parties in reliance on, the instructions of, notice given by or any other action taken or omitted by the Representative.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this Asset Purchase Agreement to be signed as of the date first written above.

“BUYER”	BattleBridge Acquisition Co, LLC
a Nevada limited liability company

By:
Brent Suen
Chief Executive Officer

“PARENT”	Logiq, Inc.
a Delaware corporation

By:
Brent Suen
Chief Executive Officer

“SELLER”	SECTION 2383 LLC

By:
Robb Billy
Title:

“FOUNDERS”

By:
Travis Phipps

By:
Robb Billy

“REPRESENTATIVE”

By:
Travis Phipps

signature page to asset purchase agreement